EXHIBIT 2.0
EXECUTION COPY

Asset Purchase Agreement

by and among

Public Service Company of New Mexico,

Continental Energy Systems LLC

and

New Mexico Gas Company, Inc.

Dated: January 12, 2008

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1	Definitions	1
1.2	Other Definitional and Interpretive Matters	14
1.3	Joint Negotiation and Preparation of Agreement	15

Article II

PURCHASE AND SALE

2.1	The Sale	15
2.2	Excluded Assets	18
2.3	Assumed Obligations	19
2.4	Excluded Liabilities	20

Article III

PURCHASE PRICE

3.1	Purchase Price	22
3.2	Determination of Purchase Price.	22
3.3	Allocation of Purchase Price	23
3.4	Proration.	24

Article IV

THE CLOSING

4.1	Time and Place of Closing	25
4.2	Payment of Closing Payment Amount	26
4.3	Deliveries by Seller	26
4.4	Deliveries by Buyer	27

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Organization; Qualification	28
5.2	Authority Relative to this Agreement and the Ancillary Agreements	28
5.3	Consents and Approvals; No Violation	29
5.4	Financial Information	29
5.5	Title	30
5.6	Environmental	31
5.7	Labor Matters	32
5.8	ERISA; Benefit Plans.	32

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5.9	Certain Contracts and Arrangements.	33
5.10	Legal Proceedings and Orders	36
5.11	Permits	36
5.12	Compliance with Laws	36
5.13	Insurance	36
5.14	Taxes	37
5.15	Fees and Commissions	37
5.16	Intellectual Property	37
5.17	Inspections	37
5.18	Sufficiency of Purchased Assets	38
5.19	Absence of Certain Changes or Events; Major Customers	38
5.20	Hedging	38
5.21	Regulatory Compliance	39

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization	39
6.2	Authority Relative to this Agreement and the Ancillary Agreements	39
6.3	Consents and Approvals; No Violation	40
6.4	Buyer’s Knowledge	40
6.5	Fees and Commissions	40
6.6	Financial Capability	41
6.7	Inspections	41

Article VII

COVENANTS OF THE PARTIES

7.1	Conduct of Business	42
7.2	Access to Information.	44
7.3	Expenses	48
7.4	Further Assurances; Procedures with Respect to Certain Agreements and other Assets	48
7.5	Public Statements	52
7.6	Consents and Approvals	52
7.7	Transfer Taxes	54
7.8	Supplements to Schedules	54
7.9	Employees and Employee Benefits	54
7.10	Eminent Domain; Casualty Loss	60
7.11	Transitional Use of Signage and Other Materials Incorporating Seller’s Name or other Logos	60
7.12	Litigation and Regulatory Support	61
7.13	Notification of Customers	61
7.14	Title Insurance, Surveys, Estoppel Certificates, and Non-Disturbance Agreements	61
7.15	Central or Shared Functions for Transition Period	62

7.16	Post-Closing Insurance	62
7.17	Financing.	62
7.18	Cooperation Regarding Tax Matters	63
7.19	Master Lease Agreement	64
7.20	Annual Hedge Strategy	64

Article VIII

CONDITIONS TO CLOSING

8.1	Conditions to Each Party’s Obligations to Effect the Closing	64
8.2	Conditions to Obligations of Buyer	65
8.3	Conditions to Obligations of Seller	66

Article IX

INDEMNIFICATION

9.1	Survival of Representations and Warranties	66
9.2	Indemnification.	67
9.3	Indemnification Procedures.	67
9.4	Limitations on Indemnification.	69
9.5	Applicability of Article IX	71
9.6	Tax Treatment of Indemnity Payments	71
9.7	No Consequential Damages	71
9.8	Exclusive Remedy	72

Article X

TERMINATION AND OTHER REMEDIES

10.1	Termination.	72
10.2	Procedure and Effect of Termination	74
10.3	Remedies upon Termination	74

Article XI

PARENT GUARANTEE

11.1	Guarantee	76
11.2	Nature of Guarantee	76
11.3	Representations and Warranties of Parent	76
11.4	Sole Obligation of Parent	77

Article XII

MISCELLANEOUS PROVISIONS

12.1	Amendment and Modification	77
12.2	Waiver of Compliance; Consents	77
12.3	Notices	78
12.4	Assignment	79
12.5	Governing Law	79
12.6	Severability	80
12.7	Entire Agreement	80
12.8	Bulk Sales or Transfer Laws	80
12.9	Delivery	80
12.10	Waiver of Jury Trial	80

EXHIBITS AND SCHEDULES

Exhibit 1.1-A	Form of Assignment and Assumption Agreement
Exhibit 1.1-B	Form of Assignment of Easements
Exhibit 1.1-C	Form of Bill of Sale
Exhibit 1.1-D	Business Employees
Exhibit 1.1-E	Central or Shared Functions
Exhibit 1.1-F	Form of Special Warranty Deed
Exhibit 1.1-G	Transition Services Agreement
Exhibit 1.1-H	Capital Expenditure Budget
Exhibit 3.1	Determination of Adjustment Amount

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In accordance with Item 601(b)(2) of Regulation S-K, PNM Resources agrees to furnish supplementally a copy of any schedule to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”), made as of January 12, 2008 by and among Public Service Company of New Mexico, a New Mexico corporation (“Seller”), Continental Energy Systems LLC, a Delaware limited liability company (“Parent”), and New Mexico Gas Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the Parties’ and Parent’s respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties and Parent agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  (a)  As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

“2006 Cost Allocation Manuals” means the cost allocation manuals filed by Seller with the NMPRC on (a) March 31, 2005, effective for the period between January 1, 2006 and March 31, 2006, and (b) March 1, 2006, effective for the period between April 1, 2006 and December 31, 2006.

“2007 Cost Allocation Manuals” means the cost allocation manuals filed by Seller with the NMPRC on (a) December 1, 2006, effective for the period between January 1, 2007 and April 31, 2007, and (b) April 2, 2007, effective for the period between May 1, 2007 and December 31, 2007.

“Actionable Incident” means an incident or occurrence, that (i) results in damages or other harm to a Person other than Buyer or Seller, or any of their respective Affiliates, or a Person’s property; and (ii) provides such Person with the legal basis to recover damages or other relief.

“Adjustment Amount” may be a positive or negative number, and will be determined in accordance with Exhibit 3.1.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Alternate Arrangements” means with respect to any Consent Asset, any arrangements entered into pursuant to Section 7.4(c) to provide Buyer with the benefits and obligations of such Consent Asset from and after the Effective Time.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Assignment of Easements, Bill of Sale, Special Warranty Deed and Transition Services Agreement.

“Annual Hedge Strategy” means (i) with respect to the period from and including October 1, 2007 to and including April 30, 2008, the annual gas hedge strategy attached hereto as Schedule 5.20 and (ii) for any period thereafter, Seller’s annual gas hedge strategy in effect at such time as approved by Seller’s Hedge Committee and Risk Management Committee and presented to the NMPRC.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed, acknowledged and delivered by Seller and Buyer at Closing, substantially in the form of Exhibit 1.1-A.

“Assignment of Easements” means the Assignment of Easements to be executed, acknowledged and delivered by Seller and Buyer at Closing, substantially in the form of Exhibit 1.1-B.

“Bill of Sale” means the bill of sale to be executed and delivered by Seller at Closing, substantially in the form of Exhibit 1.1-C.

“Business” means the natural gas utility business conducted by Seller serving customers in the Territory including its natural gas transportation business.  The “Business” does not include (a) Seller’s unregulated gas services business or (b) the manufactured gas business conducted by Seller or any of its predecessors.

“Business Agreement” means any Contract (other than the Easements, the Shared Easements, the Franchises, the Real Property Leases, the Retained Agreements and the Shared Agreements) to which Seller is a party or by which it is bound that (i) relates exclusively to the Business, including those agreements listed or described on Schedule 1.1-A or Schedule 5.9(a), (ii) does not relate exclusively to the Business but is otherwise listed or described on Schedule 1.1-A or Schedule 5.9(a), or (iii) relates exclusively to the Business and is entered into, renewed, extended, or otherwise amended after the date hereof in the ordinary course of business.  Schedule 1.1-A was prepared solely for the convenience of the Parties, and notwithstanding any provision in the Agreement to the contrary, Seller makes no representation or warranty that Schedule 1.1-A is a complete or exhaustive list of the Business Agreements or other Contracts.

“Business Day” means any day other than Saturday, Sunday, any day which is a legal holiday or any day on which banking institutions in Albuquerque, New Mexico or New York, New York are authorized by Law to close.

“Business Employees” means the employees of Seller set forth on Exhibit 1.1-D, together with all other persons who are hired by Seller to replace any such employees.

“Buyer Designee” means a direct wholly-owned subsidiary of Buyer named in the approvals by the NMPRC and the FERC as an entity that may acquire the Purchased Assets.

“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act and (ii) the approvals set forth on Schedule 1.1-B.

“Capital Expenditure Budget” means the budget for capital expenditures for the Business for each of calendar year 2007 and calendar year 2008 attached as Exhibit 1.1-H.

“Central or Shared Functions” means the business functions provided by Seller or its Affiliates to the Business set forth on Exhibit 1.1-E.

“CERCLA” means the Comprehensive Environmental Recovery, Compensation and Liability Act, as amended.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 21, 2007 among PNM Resources, Inc., Cap Rock Holding Corporation and SEMCO Energy, Inc.

“Contract” means any contract, lease, sublease, commitment, indenture, agreement, understanding, instrument or other legally binding agreement, whether oral or written.

“Customer Gas Transportation Contracts” means Contracts for the transportation of gas by Seller, as part of the Business, on behalf of customers.

“Designated Employees” shall have the meaning set forth in Section 5(b) of the Transition Services Agreement.

“Disclosed Indebtedness” of any Person shall mean without duplication: (a) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business, (ii) obligations for the deferred purchase price of gas and (iii) obligations under deferred compensation plans), (b) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all capitalized lease obligations of such Person (calculated in accordance with GAAP), (d) all guaranties, counterindemnities, reimbursement or similar obligations of such Person in respect of Disclosed Indebtedness of a primary obligor, (e) all obligations referred to in clauses (a) through (d) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (f) all accrued interest, prepayment premiums, fees, expenses or penalties related to any of the foregoing.

“Documents” means all files, documents, books, reports, customer lists and information, operating data and plans, technical documentation, user documentation, marketing documentation, Transferred Employee Records, accounting and Tax documents and other similar materials related exclusively to the Business, the Purchased Assets, or the Assumed Obligations, in each case whether or not in electronic form; provided, that “Documents” does not include: (i) information which, if provided to Buyer, would violate any applicable Law or Order, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege or claim of attorney work product available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound; provided, that any such information shall not be excluded from the definition of “Documents” pursuant to this clause (iii) if Seller or one of its Affiliates actually provided or provides such information to Buyer or one of its Affiliates, (iv) any valuations or projections of or related to the Business, the Purchased Assets, or the Assumed Obligations prepared by Seller or any of its Affiliates; provided, that any such valuations or projections shall not be excluded from the definition of “Documents” pursuant to this clause (iv) if Seller or one of its Affiliates actually provided or provides such valuations or projections to Buyer or one of its Affiliates, (v) any information management systems of Seller not used exclusively in the Business, or (vi) any web pages or similar media tools for communication on Seller’s intranet service.

“Electric Business” means the electric utility business conducted by Seller in the State of New Mexico.

“Encumbrances” means any and all mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, leases and other occupancy agreements, options, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, and all other restrictions of any kind.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, injunctive relief, or property damage or personal or bodily injury (including death) or threat of injury to health, safety, cultural resources and historic properties, natural resources, or the Environment pursuant to any Environmental Law.

“Environmental Laws” means all Laws and Orders relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; the National Historic Preservation Act, 16 U.S.C. Section 110 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.  (to the extent relating to human exposure to Hazardous Materials); the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; Atomic Energy Act, 42 U.S.C. Section 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. Section 10101 et seq.; and their state, tribal and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and applicable to the Purchased Assets or the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer under Section 414(b), (c), or (m) of the Code.

“Excluded Indebtedness” of any Person shall mean without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) other than as provided under Section 7.4(f), all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (d) all obligations of such Person in respect of interest rate, commodity or currency hedge agreements but excluding all Financial Hedges, (e) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (f) negative cash/overdraft, as calculated in accordance with GAAP, (g) all guaranties, counterindemnities, reimbursement or similar obligations of such Person in respect of Excluded Indebtedness of a primary obligor, (h) all obligations referred to in clauses (a) through (g) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (i) all accrued interest, prepayment premiums, fees, expenses or penalties related to any of the foregoing.  The Excluded Indebtedness of any Person shall include the Excluded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Excluded Indebtedness expressly provide that such Person is not liable therefore.

“FCC” means the Federal Communications Commission.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled or suspended, and with respect to which (i) any required waiting period has expired and (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

“Financial Hedge” means a Contract consisting of a futures contract, options contract or other derivatives transaction, in any case relating to a physical commodity (but not including contracts for physical delivery of such commodity), whether entered into in connection with the Annual Hedge Strategy, off-system sales or otherwise.

“Financial Hedge Orders” means (a) the Order Approving Levelized PGAC, NMPRC Case No. 2777, dated November 3, 1997 and (b) the Final Order in the Matter of the Petition of the Attorney General and PRC Staff Requesting the Commission to Investigate the Gas Purchase Hedging Practices of the Gas Services of New Mexico, NMPRC Case No. 3056, dated July 17, 2001.

“GAAP” means United States generally accepted accounting principles.

“Gas Supply Contract” means any Contract for the purchase of gas by Seller as part of the Business.

“Gas Supply Plan” means, at any time, the annual gas supply plan filed by Seller with the NMPRC pursuant to NMPRC Rule 640 and in effect at such time.

“Good Utility Practice” means any practices, methods, standards, guides, or acts, as applicable, that (i) are generally accepted in the region during the relevant time period in the natural gas utility industry, (ii) are commonly used in prudent utility engineering, construction, project management, and operations, or (iii) would be expected if the Business is to be conducted at a reasonable cost in a manner consistent with Laws and Orders applicable to the Business and the objectives of reliability, safety, environmental protection, economy, and expediency.  Good Utility Practice includes acceptable practices, methods, or acts generally accepted in the region, and is not limited to the optimum practices, methods, or acts to the exclusion of all others.

“Governing Documents” of a Person means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Person.

“Governmental Entity” means the United States of America and any other federal, state, tribal, local, municipal or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Gross Margin” shall mean access fee plus distribution rate per therm and transmission rate per therm.

“GSP Financial Hedge” means any Financial Hedge entered into in connection with the Annual Hedge Strategy.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accounting Firm” means KPMG LLP.

“Inventories” means materials, spare parts, consumable supplies, fuel supplies and chemical inventories exclusively relating to the Business.

“Law” means any constitution, statute, regulation, rule, charter, ordinance, code, protocol, proceeding or similar act or promulgation of any Governmental Entity.

“Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Master Lease Agreement” means the lease agreement to be entered into by and between the Parties at Closing pursuant to Sections 7.19, 4.3(m) and 4.4(g).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations, or financial condition of the Business (taken as a whole) other than an effect (i) resulting from an Excluded Matter occurring after the date of this Agreement or (ii) cured (including by payment of money or application of insurance proceeds) before the Closing Date or (b) the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements.  “Excluded Matter” means any one or more of the following: (A) any change in the international, national, regional, or local markets or industries in which the Business operates or of which the Business is a part that does not disproportionately affect the Business in any material respect as compared to similarly situated companies in the industry in which the Business operates, (B) any change after the date of this Agreement in any Law to the extent not disproportionately affecting the Business in any material respect (excluding from this clause (B) any change in any Law issued by, administered by or relating to the authority or responsibilities of the NMPRC), (C) any change in accounting standards, principles or interpretations, (D) announcement of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including disruption or loss of customers, suppliers or employee relationships to the extent related to any announcement with respect to this Agreement or the transactions contemplated hereby), (E) any general change in international, national, regional, or local economic, financial markets, or political conditions, including prevailing interest rates, that does not disproportionately affect the Business in any material respect as compared to similarly situated companies in the industry in which the Business operates, (F) weather conditions or related customer use patterns, (G) any change in the market price of commodities or publicly traded securities, (H) any change resulting from the actions of Buyer or its Affiliates after the date of this Agreement, (I) war or terrorism, (J) failure by Seller to meet revenue or earnings predictions related to the Business or otherwise of Seller or its Affiliates or of any equity analysts, or (K) any denial by the New Mexico Supreme Court, in whole or in part, of Seller’s appeal of its general gas rate case filed on July 27, 2007.

“Material Business Agreement” means any Contract (a) listed on Schedule 5.9(a), (b) required to be listed on Schedule 5.9(a) or (c) that would be required to be listed on Schedule 5.9(a) if such Contract were in effect on the date of this Agreement.

“NMPRC” means the New Mexico Public Regulation Commission.

“Off-System Net Payment Amount” has the meaning specified in Exhibit 3.1.

“Off-System Purchases and Sales” means purchases and sales of physical gas to non-jurisdictional customers as recognized by the NMPRC in transactions for which Seller is authorized by Orders of the NMPRC to retain 30% of the gains realized in connection with such purchases and sales.

“Order” means any rule, regulation, order, judgment, writ, injunction, decree, directive, or award of a court, administrative agency, or other Governmental Entity acting in an adjudicative, rulemaking or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Owner’s Certificate” means a certificate, in connection with each Owned Real Property, conveyed to Buyer duly executed on behalf of Seller in form and content sufficient to enable Buyer’s title insurance company to omit the standard exception with respect to unrecorded leases and rights of occupancy in respect of such Owned Real Property.

“Party” means either Buyer or Seller, as indicated by the context.

“Permits” means all permits, certificates, certifications, licenses, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business or the ownership, use, operation, or maintenance of the Purchased Assets, other than Environmental Permits and Franchises.

“Permitted Encumbrances” means (i) those Encumbrances set forth in Schedule 1.1-C; (ii) statutory liens for Taxes and assessments not yet due and payable or liens for Taxes being contested in good faith and by appropriate proceedings (and as set forth in Schedule 1.1-C) for which adequate reserves (in the good faith and judgment of Seller) have been established; (iii) mechanics’, warehousemen’s, carriers’, mechanics’ workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to the Assumed Obligations, and (A) which do not in the aggregate materially detract from the value of property or assets subject to such Encumbrance or materially impair the continued use thereof in the operation of the Business as currently conducted or (B) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to the Encumbrance, or liens (other than liens imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); (iv) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities and third party encroachment agreements which do not materially interfere with the continued use of any Purchased Asset as currently used in the conduct of the Business; (v) any Encumbrances set forth in any Franchise or governing ordinance under which any portion of the Business is conducted; (vi) all rights of condemnation, eminent domain, or other similar rights of any Person; and (vii) all Encumbrances of record with respect to the Owned Real Property other than (A) Encumbrances in favor of Seller or any of its Affiliates, excluding from this clause (A) all easements and rights-of-way in favor of the Electric Business and (B) Encumbrances that materially interfere with the continued use of any Owned Real Property as used in the conduct of the Business; provided, however, that an Encumbrance shall not be a Permitted Encumbrance if it secures Disclosed Indebtedness (unless such Encumbrance is set forth in Schedule 1.1-C) or if it secures Excluded Indebtedness.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“PGAC” means “purchased gas adjustment clause” as defined in NMPRC Rule 640.

“Rate Rider 14” means the miscellaneous surcharge and crediting mechanism established for costs and credits approved by the NMPRC.

“Regulatory Order” means an Order issued by NMPRC or FERC that affects, is related to or governs the rates, services, activities or operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or through the Environment.

“Representatives” means a Party’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“Seller Disclosure Schedule” means, collectively, all Schedules other than Schedule 1.1-B, Schedule 6.3 and Schedule 11.3(c).

“Seller Marks” means all trade names, trademarks, service marks, and logos of Seller.

“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-D.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge of the persons set forth in Schedule 1.1-E.

“Special Warranty Deed” means the special warranty deed or deeds to be executed and delivered by Seller at Closing, substantially in the form set forth on Exhibit 1.1-F.

“Sub-Lease Agreements” means the sub-lease agreements to be entered into by and between the Parties at Closing on terms reasonably acceptable to both Parties pursuant to which Buyer or Seller, as the case may be, may sub-lease portions of real property leased by such Party to the other Party for a period of time following Closing.

“Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, tribal or local Taxing Authority, including income, excise, property, sales, use, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), employment, severance,  stamp, capital stock, unemployment, disability, registration, value added or add-on minimum,  compensating, transfer, franchise, license, payroll, withholding, social security, estimated or other taxes (including any escheat or unclaimed property obligations), in each case including any interest, penalties, or additions attributable thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Taxable Period” means the calendar or fiscal year, or fractional part of a year, used by Seller to calculate Taxes with respect to the Business.

“Taxing Authority” means any Governmental Entity administering, regulating, or having general oversight over, or that imposes, determines, or assesses, any Tax.

“Territory” means the service territory described in Schedule 1.1-F.

“Transfer Date” means (i) for a Business Employee who becomes a Transferred Employee, the Effective Time, and (ii) for a Designated Employee who becomes a Transferred Employee, the date on which such Designated Employee performs his or her first hour of service for Buyer.

“Transferred Employee Equipment” shall mean all desktop and personal mobile computing devices and peripheral equipment assigned to and used by a Transferred Employee in support of the Business at the time of his or her Transfer Date after re-imaging and re-loading of such equipment with data and information systems included as part of the Purchased Assets.

“Transferred Employee Records” means the following records relating to Transferred Employees for the two years prior to the Closing Date: (i) skill and development training records and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications; provided, that such records will not be deemed to include any record which Seller is restricted by Law, Order, or agreement from providing to Buyer.

“Transition Advisory Team” means the transition team comprised of certain key personnel of Seller to be mutually agreed upon by Buyer and Seller prior to or within ten (10) days following the date of this Agreement, the sole purpose of such team to provide information to Buyer to assist with an orderly transition of the Business.

“Transition Services Agreement” means the Transition Services Agreement dated the date hereof by and between the Parties attached hereto as Exhibit 1.1-G.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b)  In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:

Location	Term of Term

2006 Allocated Cost Schedule	Section 5.4(a)
2006 Financial Statements	Section 5.4(a)
Adjustment Dispute Notice	Section 3.2(c)
Agreement	Preamble
Allocated Cost Schedules	Section 5.4(a)
Allocated Retiree Medical Assets	Section 7.9(f)(v)
Allocated Rights and Obligations	Section 7.4(e)
Allocation Schedule	Section 3.3
Assigned Intellectual Property	Section 2.1(v)
Assumed Environmental Liabilities	Section 2.3(g)
Assumed Obligations	Section 2.3
Base Price	Section 3.1
Benefit Continuation Period	Section 7.9(f)(ii)
Benefit Plan	Section 5.8(a)
Regulatory Entity	Section 7.4(e)
Business Regulatory Proceeding	Section 5.21
Buyer	Preamble
Buyer Indemnitee	Section 9.2(a)
Buyer’s VEBA	Section 7.9(f)(iv)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2(a)
COBRA	Section 7.9(o)
Collective Bargaining Agreement	Section 5.7
Commitment Parties	Section 6.6(c)
Commitments	Section 6.6(c)
Confidential Business Information	Section 7.2(c)
Confidential Information	Section 7.2(b)
Consent Asset	Section 7.4(c)
Customer Notification	Section 7.13
Debt Commitment Letter	Section 6.6(c)
Direct Loss	Section 9.3(d)
Easements	Section 7.4(b)
Effective Time	Section 4.1
Electric Accounts	Section 7.1(c)(iii)(A)

Electric Bill	Section 7.1(c)(i)
Environmental Reports	Section 5.6(d)
Equity Commitment Letter	Section 6.6(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Financial Statements	Section 5.4(a)
Financing	Section 7.17(a)
Franchises	Section 5.9(c)
Funds	Section 6.6(b)
Gas Accounts	Section 7.1(c)(iii)(A)
Gas Bill	Section 7.1(c)(i)
Grandfathered Active Employee	Section 7.9(f)
Guaranteed Obligations	Section 11.1(a)
Indemnifiable Loss	Section 9.2(a)
Indemnifying Party	Section 9.3(a)
Indemnitee	Section 9.2(c)
Intellectual Property	Section 2.1(v)
Interim Allocated Cost Schedule	Section 5.4(a)
Interim Balance Sheet	Section 5.4(a)
Interim Financial Statements	Section 5.4(a)
Leased Real Property	Section 2.1(g)
Locals	Section 7.9(a)
Other Arrangements	Section 7.4(e)
Owned Real Property	Section 2.1(a)
Parent	Preamble
Parent Guarantee	Section 11.2
Post-Closing Adjustment Statement	Section 3.2(b)
Post-Retirement Welfare Benefits	Section 7.9(f)
Potential Financing Failure	Section 10.1(g)
Purchase Price	Section 3.1
Purchased Assets	Section 2.1
Real Property Leases	Section 2.1(b)
Regulatory Entity	Section 7.4(e)
Retained Agreements	Section 2.2(k)
SCADA	Section 2.1(m)
SEC	Section 7.2(c)
Seller	Preamble
Seller Common Surety Instruments	Section 7.4(g)
Seller Indemnitee	Section 9.2(b)
Seller Insurance Policies	Section 7.16
Seller Property Taxes	Section 3.4(b)
Seller’s VEBA	Section 7.9(f)(v)
Shared Agreements	Section 7.4(e)
Shared Easement Rights	Section 7.4(b)
Shared Easements	Section 7.4(b)
Shared Telecommunications Network Element Rights	Section 7.4(h)

Shared Telecommunications Network Elements	Section 7.4(h)
Substitute Arrangements	Section 7.4(e)
Successor Retiree Welfare Plan	Section 7.9(f)
Surety Instruments	Section 7.4(g)
Tangible Personal Property	Section 2.1(g)
Technology	Section 2.1(w)
Telecommunications Network Elements	Section 7.4(h)
Termination Date	Section 10.1(b)
Third Party Claim	Section 9.3(a)
Transferable Environmental Permits	Section 2.1(k)
Transferable Permits	Section 2.1(j)
Transferred Employees	Section 7.9(b)(iii)

1.2 Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a) Calculation of Time Period.  When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b) Dollars.  Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c) “Exclusively in the Business”.  With reference to assets owned by Seller, and liabilities of Seller, which are used by, in, or for, or relate to, the Business, the phrases “exclusively in the Business,” “exclusively to the Business,” and other statements of similar import will be construed to refer to assets or liabilities that are devoted exclusively to (or in the case of liabilities, are related exclusively to) the Business.

(d) Exhibits and Schedules.  Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(e) Gender and Number.  Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(f) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(g) “Herein”.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(h) “Including”.  The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i) “To the extent”.  The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject.  For example, if 40 percent of a liability is attributable to the Business, then a statement that Buyer will assume the liability “to the extent related to the operation of the Business” means that Buyer will assume 40 percent of the liability.  As an additional example, if a performance obligation attributable to the Business is by its terms to be performed prior to and following the Effective Time, a statement that Buyer will assume the obligation “to the extent such obligation relates to the period from and after the Effective Time” means that Buyer will assume all liability for the performance from and after the Effective Time, and that Seller will remain liable for any failure to perform such obligations prior to the Effective Time.

1.3 Joint Negotiation and Preparation of Agreement.  The Parties and Parent have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and Parent and no presumption or burden of proof favoring or disfavoring any Party or Parent will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1 The Sale.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title, and interest in, to, and under the assets, real, personal or mixed, tangible or intangible, described below, as the same exist at the Effective Time (and, as applicable and as permitted or contemplated hereby, with such additions and deletions as may occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):

(a)  those certain parcels of real property owned by Seller together with all buildings, structures, facilities, the improvements and fixtures thereon and appurtenances thereto described on Schedule 2.1(a), and such additional parcels of real property acquired by Seller after the date hereof for use exclusively in the Business (the “Owned Real Property”);

(b)  the real property leases under which Seller is a lessor or lessee listed on Schedule 2.1(b) (the “Real Property Leases”);

(c)  the Easements and Shared Easement Rights to be conveyed at the Closing pursuant to Section 7.4(b);

(d)  subject to Section 7.1(c), the accounts receivable (including all related checks in transit) and earned but unbilled revenues owned by Seller and exclusively related to the Business; for the purposes of this Agreement, “checks in transit” shall mean checks with respect to which a corresponding amount has not yet been debited from accounts receivable and credited to cash and cash equivalents in accordance with Seller’s customary accounting practices;

(e) all Inventories;

(f) the Documents;

(g)  the machinery, equipment, vehicles, furniture, pipeline facilities, and other tangible personal property owned by Seller and used exclusively in the Business, including all computing and telecommunications infrastructure used exclusively in the Business, such as switches, routers, servers and desktop and mobile computing equipment located within each facility located at any Owned Real Property or at any facility at any property subject to any Real Property Lease (“Leased Real Property”) and all Transferred Employee Equipment (provided, that such Transferred Employee Equipment shall constitute a Purchased Asset only upon the Transfer Date for such Transferred Employee) (the “Tangible Personal Property”);

(h)  the Business Agreements and the Franchises;

(i)  the Allocated Rights and Obligations to the extent transferred to Buyer pursuant to Section 7.4(e);

(j)  the Permits related exclusively to the Business, including the Permits listed on Schedule 5.11, in each case to the extent the same are transferable (the “Transferable Permits”);

(k)  the Environmental Permits related exclusively to the Business, including the Environmental Permits listed on Schedule 5.6(a)-2, in each case to the extent the same are transferable (the “Transferable Environmental Permits”);

(l)  Claims and defenses of Seller to the extent such Claims or defenses relate exclusively to the Purchased Assets or the Assumed Obligations, and all guaranties, warranties, indemnities and similar rights in favor of Seller exclusively related to any Purchased Asset or any Assumed Obligation;

(m)  the Supervisory Control and Data Acquisition (“SCADA”) software set forth on Schedule 2.1(m);

(n)  all software, software licenses, information systems, interfaces and management systems of Seller used exclusively in the Business (including internally-developed information systems), including those on Schedule 2.1(n);

(o) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are related exclusively to the Business;

(p)  the Telecommunications Network Elements and Shared Telecommunications Network Element Rights, including the FCC licenses listed on Schedule 2.1(p);

(q) all customer deposits, customer advances for construction and other similar items related exclusively to the Business;

(r)  the regulatory related assets of Seller described on Schedule 2.1(r);

(s) assets transferred pursuant to Section 7.9;

(t) all petty cash and cash drawer held locally for the benefit of the Business;

(u)  all Surety Instruments other than Seller Common Surety Instruments;

(v)  all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, copyrights, copyright registrations, and all rights to any of the foregoing (“Intellectual Property”), owned by Seller that relate exclusively to the Business (such Intellectual Property being the “Assigned Intellectual Property”);

(w)  all trade secrets, confidential information and know-how of Seller that relate exclusively to the Business (the “Technology”);

(x)  all assets reflected on the Interim Balance Sheet, other than any such assets (A) disposed of to a third party since the date of the Interim Balance Sheet or (B) utilized or consumed by the Business, or converted to cash, in the ordinary course of business since the date of the Interim Balance Sheet or as otherwise permitted by the terms of this Agreement;

(y)  all credits, benefits, emissions reductions, offsets and allowances with respect to any Environmental Laws purchased by or granted or issued to Seller exclusively for use by or exclusively with respect to the Business or the Purchased Assets;

(z) all goodwill generated by or associated with the Business; and

(aa)  all other assets owned by or leased or licensed to Seller and used exclusively in, or arising exclusively out of, the Business.

2.2 Excluded Assets.  The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a)  cash and cash equivalents (including checks on hand), in hand or in bank accounts, other than petty cash held locally for the benefit of the Business; for the purposes of this Agreement, “checks on hand” shall mean checks with respect to which a corresponding amount has been debited from accounts receivable and credited to cash and cash equivalents in accordance with Seller’s customary accounting practices;

(b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness for borrowed money, and any other debt or equity interest in any Person;

(c) the Seller Marks and all goodwill generated by or associated with the Seller Marks;

(d) except to the extent specifically included in the Purchased Assets, including by virtue of Section 2.1(x), all assets used in or for the conduct of the Electric Business or any other current or former business of Seller (other than the Business);

(e) all books, records (including stock record and minute books), or the like other than the Documents;

(f) any assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

(g)  except as expressly provided in Section 2.1(l) and for Claims described in Section 2.1(x) or 2.1(aa), all the Claims or causes of action of Seller against any Person other than claims under insurance policies (which are the subject of Section 2.2(i));

(h)  except to the extent specifically included in the Purchased Assets, including by virtue of Section 2.1(x), assets used for the performance of the Central or Shared Functions, other than Transferred Employee Equipment;

(i)  all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets, the Assumed Obligations or the Business, subject to the obligations of Seller to Buyer pursuant to Sections7.10(b), 7.16 and 9.3(e);

(j) the rights of Seller arising under or in connection with this Agreement, the Ancillary Agreements, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;

(k)  (i) all Contracts other than the Real Property Leases, the Easements, the Shared Easements Rights, the Business Agreements, the Franchises and the other Contracts specifically included in the Purchased Assets, (ii) all Financial Hedges and all Contracts set forth on Schedule 2.2(k) (collectively, the “Retained Agreements”), (iii) all Shared Agreements, and (iv) any and all of Seller’s rights and interests in all accounts owing by and among Seller and any of its Affiliates;

(l)  all software, software licenses, information systems, and management systems of Seller not used exclusively in the Business, as well as all hardware, software, software licenses and interfaces required for the applications not used exclusively in the Business, and any items set forth in or generally described in subparts (i) through (vi) of the definition of “Documents” in Section 1.1 other than the software set forth on Schedule 2.1(m) or 2.1(n);

(m) Seller Common Surety Instruments;

(n) all deferred tax assets or rights to refunds or credits of Taxes with respect to the Purchased Assets for Taxable Periods ending on or prior to the Closing Date, and with respect to a Taxable Period that includes but does not end on the Closing Date, the portion of such Tax refunds or credits attributable to the portion of such Taxable Period ending on the Closing Date (determined on a closing of the books basis for all income Taxes, and, for all other Taxes, in the manner described in the first sentence of Section 3.4(b)); and

(o)  the assets set forth on Schedule 2.2(o).

2.3 Assumed Obligations.  On the Closing Date, Buyer will deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer will assume and agree to discharge all of the debts, liabilities, obligations, duties, and responsibilities of Seller of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature, exclusively related to the Purchased Assets or the Business, other than the Excluded Liabilities (the “Assumed Obligations”), in accordance with the respective terms and subject to the respective conditions thereof, including the following liabilities and obligations (in each case, other than the Excluded Liabilities):

(a) (i) all liabilities and obligations of Seller under the Business Agreements, the Real Property Leases, the Franchises, the Easements and Shared Easements, the Transferable Permits, the Transferable Environmental Permits and the Allocated Rights and Obligations transferred to Buyer pursuant to Section 7.4(e), the Telecommunication Network Elements and any other agreements, obligations or contractual rights assigned to Buyer pursuant to the terms of this Agreement and (ii) all liabilities and obligations of Seller to third parties that Buyer agrees to assume pursuant to any Shared Easement Rights, Alternate Arrangements or Shared Telecommunication Network Element Rights;

(b)  all liabilities and obligations of Seller for trade accounts payable (which shall be determined net of checks issued by Seller but not yet presented for payment) and other accrued and unpaid current expenses, in each case in respect of goods acquired and services incurred exclusively by or for the Business;

(c) all liabilities and obligations of Seller with respect to customer deposits, customer advances for construction and other similar items related exclusively to the Business or the Purchased Assets;

(d) all liabilities and obligations relating to unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related exclusively to the Business or the Purchased Assets and outstanding on or arising after the Effective Time;

(e) all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

(f)  all liabilities and obligations for which Buyer is expressly responsible pursuant to Section 7.9, including the liabilities and obligations described in Section 7.9(f) relating to Post-Retirement Welfare Benefits;

(g)  all liabilities, obligations, Environmental Claims, and demands arising under, in respect of, or relating to compliance or non-compliance by Seller or Buyer with past, present, and future Environmental Laws, existing, arising, or asserted exclusively with respect to the Business or the Purchased Assets, whether before, on, or after the Closing Date (the “Assumed Environmental Liabilities”);

(h) all liabilities and obligations of Seller or Buyer under (i) any Regulatory Orders applicable to the Business or the Purchased Assets, or (ii) imposed on Buyer or the Purchased Assets or Business in connection with any Required Regulatory Approval; and

(i)  the regulatory related liabilities and obligations set forth on Schedule 2.3(i).

2.4 Excluded Liabilities.  Buyer does not assume and will not be obligated to pay, perform, or otherwise discharge any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a) all liabilities or obligations of Seller and its Affiliates not related exclusively to the Purchased Assets or the Business;

(b)  all liabilities or obligations of Seller related to any Excluded Asset or any current or former business of Seller other than the Business;

(c) all liabilities or obligations of Seller for any breach or default by Seller prior to the Effective Time, or any event prior to the Effective Time, which after the giving of notice or passage of time or both would constitute a default or breach by Seller, of or under any Business Agreement, Real Property Lease, Franchise, Permit, Environmental Permit or Order or any Law of the NMPRC, except to the extent that such liability or obligation is taken into account in determining the Adjustment Amount;

(d) all liabilities or obligations in respect of (i) Taxes with respect to the Purchased Assets for Taxable Periods ending on or prior to the Closing Date, (ii) Taxes of Seller or its Affiliates to the extent not included in clause (i) and (iii) in the case of Taxable Periods that include but do not end on the Closing Date, the Taxes attributable to the portion of such Taxable Period ending on the Closing Date (in the case of income Taxes determined on an interim closing of the books basis, and in the case of all other Taxes in the manner described in the first sentence of Section 3.4(b)), except for Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

(e) all obligations of Seller for wages, employment Taxes, or severance pay to the extent attributable to the period prior to the Effective Time (except as otherwise expressly provided in Section 7.9);

(f) except for the Assumed Environmental Liabilities, (i) all liabilities or obligations arising from (A) any Claim (including any workers compensation claim) against Seller or any of its Affiliates to the extent arising prior to the Effective Time or (B) any breach by Seller of any Order to the extent occurring or arising prior to the Effective Time, (ii) all liabilities or obligations arising from any Claim (including any workers compensation claim) arising from an Actionable Incident to the extent occurring prior to the Effective Time, and (iii) all criminal fines or penalties imposed by a Governmental Entity resulting from (A) an investigation or proceeding before a Governmental Entity regarding acts to the extent occurring prior to the Effective Time, or (B) intentional fraud by Seller or its Affiliates prior to the Effective Time;

(g) except as otherwise expressly provided in Section 7.9, all liabilities or obligations of Seller or an ERISA Affiliate of Seller under or in connection with any of the Benefit Plans, including under any deferred compensation arrangement or severance plan or any obligation to make any parachute or retention payment or any obligation under any retention or other benefit program of the type contemplated by Section 7.9(p) (other than as contemplated by Section 7.9(q));

(h) all grievances arising out of or under any Collective Bargaining Agreement, or other collective bargaining agreement applicable to any of the Transferred Employees, filed or arising out of conduct occurring prior to the Effective Time, and except as expressly provided in Section 7.9, all other liabilities or obligations of Seller and its Affiliates relating directly or indirectly to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination, by Seller or any of its Affiliates of any individual;

(i) all Excluded Indebtedness of Seller and its Affiliates, and all liabilities and obligations of Seller under any Contract or Encumbrance securing any Excluded Indebtedness;

(j) all liabilities of Seller with respect to checks issued by Seller but not yet presented;

(k) all liabilities or obligations arising out of the matter described in item II.A of Schedule 5.10;

(l) all liabilities or obligations arising from any Claim (including any workers compensation Claim) for personal injury (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) arising out of the matter described in item 3 of Schedule 5.6(c); and

(m) all liabilities or obligations of Seller and its Affiliates arising under or in connection with this Agreement, or the Ancillary Agreements delivered in connection herewith, and any of the transactions contemplated hereby and thereby.

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price.  (a)The purchase price for the Purchased Assets (the “Purchase Price”) will be an amount equal to $620,000,000 (the “Base Price”), adjusted as follows: (i) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (ii) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number.  The Adjustment Amount will be determined in accordance with the requirements set forth on Exhibit 3.1.

(b)  Within five Business Days of the settlement of any transaction involving any matched Off-System Purchases and Sales with a settlement date after the Closing Date, Buyer will for each such transaction pay Seller the Off-System Net Payment Amount calculated in accordance with Exhibit 3.1.  For purposes of this Section 3.1(b), (i) “matched Off-System Purchases and Sales” means a transaction in which the Business purchased physical gas and simultaneously agreed to sell forward an equivalent volume of gas to a non-jurisdictional customer as part of Seller’s business of Off-System Purchases and Sales, (ii) the settlement of any such transaction shall be the later of (A) the date of delivery by the Business of the physical gas pursuant to such forward sale and (B) the date of payment by the non-jurisdictional customer and (iii) only Off-System Purchases and Sales pursuant to Business Agreements shall be taken into account.

3.2 Determination of Purchase Price.

(a)  No later than five days prior to the Closing Date, Seller will prepare in good faith and deliver to Buyer a reasonably detailed estimate of the Purchase Price, based on Seller’s good faith estimate of the Adjustment Amount (such estimated Purchase Price being referred to herein as the “Closing Payment Amount”).

(b)  Within 120 days after the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Post-Closing Adjustment Statement”) that reflects Seller’s determination of (i) the Adjustment Amount, and (ii) the Purchase Price based on the Adjustment Amount.  In addition, Seller will provide Buyer with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement.  Buyer agrees to cooperate with Seller in connection with Seller’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Seller with access to its books, records, information, and employees as Seller may reasonably request.

(c)  The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Seller has delivered the Post-Closing Adjustment Statement Buyer notifies Seller of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Buyer (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Buyer’s position with respect to such disputed item.

(d)  If Buyer delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), then (i) the undisputed portion of the total proposed Adjustment Amount set forth in the Post-Closing Adjustment Statement will be paid by the appropriate Party, in accordance with the payment procedures set forth in Section 3.2(e); and (ii) Buyer and Seller will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties.  If Buyer and Seller are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Buyer and Seller will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within 30 days after such submission, upon such remaining disputed items.  The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes.  The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Seller so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e)  Within five Business Days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Seller; or (ii) if the Purchase Price is less than the Closing Payment Amount, Seller will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Buyer.  Any amount, together with interest thereon at a rate equal to JPMorgan’s prime rate from time to time in effect, from the Closing Date to the date of payment, to be paid under this Section 3.2(e) will be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment.

3.3 Allocation of Purchase Price.  All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws.  Within 60 calendar days after the Closing Date, Seller shall provide Buyer with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein.  The Allocation Schedule shall become final and binding on the parties hereto 15 calendar days after Seller provides such schedule to Buyer, unless Buyer objects in writing to Seller, specifying the basis for its objection and preparing an alternative allocation.  If Buyer does object, the Parties shall in good faith attempt to resolve the dispute within 15 calendar days of written notice to Seller of Buyer’s objection.  Any such resolution shall be final and binding on the parties hereto.  Any unresolved disputes shall be promptly submitted to the Independent Accounting Firm for determination, which shall be final and binding on the parties hereto.  Buyer and Seller will each pay one-half of the fees and expenses of the Independent Accounting Firm.  Buyer and Seller shall cooperate with each other and the Independent Accounting Firm in connection with the matters contemplated by this Section 3.3, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including IRS Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes.  The Parties hereto will revise the Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement.  In the case of any such payment, Seller shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

3.4 Proration.

(a) All Taxes, utility charges, and similar items customarily prorated, including those listed below, to the extent relating to the Business or the Purchased Assets will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period on or prior to the Effective Time, and Buyer liable to the extent such items relate to any period after the Effective Time.  Such items to be prorated will include:

(i) personal property and real property Taxes, assessments, franchise fees, and other similar charges, including charges for water, telephone, electricity, and other utilities;

(ii) any permit, license, registration, and compliance assurance fees or other fees with respect to any Transferable Permits, Transferable Environmental Permit or other Purchased Asset; and

(iii) rents under the Real Property Leases or any personal property leases included in the Purchased Assets.

(b)  In connection with any real or personal property Tax prorations, including installments of special assessments, as between Buyer and Seller, Seller will be responsible for an amount equal to the amount of the current real or personal property Tax or installment of special assessments, as the case may be, multiplied by a fraction, in each instance (i) the numerator of which is the number of days from the first day of the Taxable Period or assessment period in which the Closing Date occurs to the Closing Date, and (ii) the denominator of which is the total number of days in the Taxable Period or assessment period in which the Closing Date occurs and Buyer will be responsible to reimburse Seller for the balance of such amount. In connection with any other prorations, in the event that actual amounts are not available at the Closing Date, the proration will be based upon the Taxes, assessments, charges, fees, or rents for the most recent period completed prior to the Closing Date for which actual Taxes, assessments, charges, fees, or rents are available. All prorations will be based upon the most recent available Tax rates, assessments, and valuations. Any prorations will be made so as to avoid duplication of any items, and will not include items which are otherwise taken into account in determining the Purchase Price, including the Adjustment Amount. Seller shall have the sole right to contest, compromise or request and obtain refunds with respect to all real and personal property Taxes allocable to periods ending on or prior to the Closing Date or that are the responsibility of Seller pursuant to this Section 3.4(b) (“Seller Property Taxes”).

(c) The proration of all items under this Section 3.4 will be recalculated by Buyer within 60 days following the date upon which the actual amounts become available to Buyer.  Buyer will notify Seller promptly of such recalculated amounts, and will provide Seller with all documentation relating to such recalculations, including tax statements and other notices from third parties.  The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

ARTICLE IV
THE CLOSING

4.1 Time and Place of Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Article VIII, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) will take place at the offices of Seller in Albuquerque, New Mexico, beginning at 10:00 A.M. (Albuquerque, New Mexico time) on the second Business Day following the date which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M., Albuquerque, New Mexico time on the Closing Date (the “Effective Time”).

4.2 Payment of Closing Payment Amount.  At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer.

4.3 Deliveries by Seller.  At or prior to the Closing, Seller will deliver the following to Buyer:

(a) the Bill of Sale, duly executed by Seller;

(b) one or more instruments of assignment and assumption substantially in the form of the Assignment and Assumption Agreement, duly executed and acknowledged by Seller;

(c) all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(d) the certificate contemplated by Section 8.2(d);

(e) one or more deeds of conveyance of the parcels of Owned Real Property, substantially in the form of the Special Warranty Deed, duly executed and acknowledged by Seller and in recordable form;

(f) one or more instruments of assignment or conveyance, substantially in the form of the Assignment of Easements, as are necessary to transfer the Easements and the Shared Easement Rights pursuant to Section 7.4(b);

(g) all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

(h) certificates of title for certificated motor vehicles or other titled Purchased Assets, duly executed by Seller as may be required for transfer of such titles to Buyer pursuant to this Agreement;

(i) terminations or releases of Encumbrances on the Purchased Assets other than the Permitted Encumbrances;

(j) a certificate of good standing with respect to Seller (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the State of New Mexico;

(k) a copy, certified by an authorized officer of Seller, of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of Seller as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(l) an affidavit that Seller is not a foreign person under Section 1445(b)(2) of the Code;

(m)  the Master Lease Agreement duly executed by Seller;

(n) the Sub-Lease Agreements duly executed by Seller;

(o) to the extent not previously provided to Buyer, the evidence contemplated by Section 7.9(f)(vi);

(p)  an Owner’s Certificate in connection with each Owned Real Property; and

(q) such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

4.4 Deliveries by Buyer.  At or prior to the Closing, Buyer will deliver the following to Seller:

(a) one or more instruments of assignment and assumption, substantially in the form of the Assignment and Assumption Agreement, duly executed and acknowledged by Buyer;

(b) the certificate contemplated by Section 8.3(c);

(c) all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement;

(d) a certificate of good standing with respect to Buyer (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the State of Delaware;

(e) a copy, certified by an authorized officer of Buyer, of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of Buyer as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(f) all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations in accordance with this Agreement or any Ancillary Agreement;

(g)  the Master Lease Agreement duly executed by Buyer;

(h) the Sub-Lease Agreements duly executed by Buyer;

(i) to the extent not previously delivered to Seller, the evidence contemplated by Section 7.9(f)(iv); and

(j) such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedule (provided, that any matter disclosed in a Section of the Seller Disclosure Schedule shall be deemed disclosed for all purposes and all Sections only to the extent that the relevance of any such disclosure to any other Section is reasonably apparent from the text of such disclosure) and subject to the limitations set forth in Sections 9.4(e) and 9.4(f), Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Effective Time, as set forth in this Article V.

5.1 Organization; Qualification.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of New Mexico and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted.  Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has heretofore made available to Buyer true, complete, and correct copies of Seller’s Governing Documents, as currently in effect.

5.2 Authority Relative to this Agreement and the Ancillary Agreements.  Seller has full corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and constitutes (or, with respect to each Ancillary Agreement, will constitute upon Closing) a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3 Consents and Approvals; No Violation.  Except as set forth in Schedule 5.3, the execution and delivery of this Agreement and the Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not:

(a)  conflict with or result in any breach of Seller’s Governing Documents;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, acceleration, or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Purchased Assets, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(c) subject to obtaining the Seller Required Regulatory Approvals, conflict with or result in a violation of any Law or Order applicable to Seller or any of the Purchased Assets or the Business which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or

(d) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (iii) any requirements which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

5.4 Financial Information.  (a)  Schedule 5.4(a) sets forth (i) the unaudited statement of income of the Business for the fiscal year ended December 31, 2006 (the “2006 Financial Statements”), (ii) the unaudited balance sheet of the Business as of September 30, 2007 (the “Interim Balance Sheet”) and the unaudited statement of income of the Business for the nine-month period ended September 30, 2007 (together with the Interim Balance Sheet, the “Interim Financial Statements” and, such Interim Financial Statements together with the 2006 Financial Statements, the “Financial Statements”), (iii) the unaudited direct and allocated income statement for the nine-month period ending September 30, 2007 (the “Interim Allocated Cost Schedule”) and (iv) the unaudited direct and allocated income statement for the fiscal year ended December 31, 2006 (the “2006 Allocated Cost Schedule” and, together with the Interim Allocated Cost Schedule, the “Allocated Cost Schedules”).  Except as set forth in Schedule 5.4(a), the Financial Statements have been prepared in accordance with GAAP, except in the case of the Interim Financial Statements for normal year-end adjustments and the omission of full footnotes.  Except as set forth in Schedule 5.4(a), the Interim Balance Sheet presents fairly in all material respects the financial condition of the Business as of such date, the income statement included in the Interim Financial Statements presents fairly in all material respects the results of operations of the Business for the period covered thereby and does not reflect the operations of any entity or business not intended to constitute a part of the Business after the Closing Date.  The Interim Allocated Cost Schedule has been prepared in accordance with the 2007 Cost Allocation Manuals, and the expenses included in the “Common Utility” and “Shared Services” columns of the Interim Allocated Cost Schedule have been allocated in accordance with the 2007 Cost Allocation Manuals.   The 2006 Allocated Cost Schedule has been prepared in accordance with the 2006 Cost Allocation Manuals, and the expenses included in the “Common Utility” and “Shared Services” columns of the 2006 Allocated Cost Schedule have been allocated in accordance with the 2006 Cost Allocation Manuals.  In each of the Allocated Cost Schedules, (1) the columns headed “Direct” present fairly in all material respects the total direct operating costs (including all salary, wages and, for the Interim Allocated Cost Schedule, benefits for the Business Employees) incurred by the Business and there are no direct costs incurred by the Business in the columns headed “Common Utility” or “Shared Services” and (2) the columns headed “Total” fairly present in all material respects the total costs of the Business, in both cases for the periods covered thereby.

(b)  Except for matters reserved against in the Financial Statements or as set forth on Schedule 5.4(b), neither Seller (in connection with the Business) nor the Business had at September 30, 2007, or has incurred during the period from September 30, 2007 to the date of this Agreement, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) of any nature that would be required by GAAP to be reflected on a balance sheet of the Business (including the notes thereto), except liabilities or obligations which were incurred in the ordinary course of business consistent with past practice.

5.5 Title.  (a)  Except as set forth on Schedule 5.5(a):  Seller (i) owns, and has insurable, good and marketable fee simple title to, the Owned Real Property, (ii) owns, and has good and marketable rights and title to the Easements and the Shared Easements, (iii) to Seller’s Knowledge, has a valid and enforceable leasehold interest in the Leased Real Property and (iv) has good title to the other Purchased Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)  Except as set forth on Schedule 5.5(b) or as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) Seller has complied with the terms of all Real Property Leases, Easements and Shared Easements to which it is a party or under which it has a right of use or occupancy, (ii) all Real Property Leases, Easements and Shared Easements are in full force and effect and (iii) Seller enjoys peaceful and undisturbed possession and rights under all Real Property Leases, Easements and Shared Easements.

(c) Except as has not interfered and would not reasonably be expected to interfere with the conduct of the Business in any material respect, Seller has the necessary rights to construct, maintain and use its pipes, mains, service lines, tanks, compressors and other equipment and facilities on, under, and over property, whether or not pursuant to an Easement, used in the conduct of the Business, and there are no defects in the entitlement of Seller to construct, maintain or use such property that have prohibited or interfered with or that are reasonably likely to prohibit or interfere with the use thereof in any material respect in accordance with past practice or the requirements of applicable Law.

5.6 Environmental.  The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims or other environmental matters are those contained in Sections 5.3, 5.4 and 5.13 and this Section 5.6, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters.  All such matters are governed exclusively by Sections 5.3, 5.4 and 5.13, this Section 5.6, and Article IX.

(a)  Except as set forth on Schedule 5.6(a)-1, (i) Seller possesses all Environmental Permits necessary to operate the Purchased Assets or the Business as currently being operated, (ii) to Seller’s Knowledge, the Purchased Assets and the Business are in compliance, in all material respects, with the requirements of all Environmental Permits and Environmental Laws, and (iii) to Seller’s Knowledge, Seller has not received any written notice or information that any applicable Governmental Entity intends to modify, suspend, revoke, or withdraw (in a manner that would reasonably be considered to have a material adverse impact on the ownership or operation of the Business or the Purchased Assets) any Environmental Permit.  Schedule 5.6(a)-2 sets forth a list of all material Environmental Permits held by Seller for the operation of the Business as presently conducted.

(b)  Except as set forth on Schedule 5.6(b), Seller has not received within the last three years any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or Environmental Permits, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the Business or the Purchased Assets arising under Environmental Laws.

(c)  Except as set forth on Schedule 5.6(c), (i) to Seller’s Knowledge, exclusively in connection with the operation of the Business or otherwise exclusively relating to the Business or the use, ownership or operation of the Purchased Assets, there is and has been no Release or threatened Release (as that term is used or interpreted under or pursuant to CERCLA) from, in, on, or beneath the Purchased Assets, the Owned Real Property, the Leased Real Property or any other real property, that could form a basis for an Environmental Claim against Seller or Buyer, and (ii) there are no Environmental Claims related to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller.

(d)  Seller has made available to Buyer all material correspondence from any Governmental Entity, studies, audits, reviews, investigations, analyses, and reports on material environmental matters relating to the Purchased Assets or the Business that are in the possession or reasonable control of Seller (the “Environmental Reports”).

5.7 Labor Matters.  Schedule 5.7 lists each collective bargaining agreement covering any of the Business Employees or any Designated Employees to which Seller is a party or is subject (each, a “Collective Bargaining Agreement”).  Except to the extent set forth in Schedule 5.7, and except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) Seller is in compliance with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) no grievance or arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending against Seller; and (v) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened against Seller in respect of the Purchased Assets or the Business.  Seller has made available to Buyer a true, correct, and complete copy of each Collective Bargaining Agreement.

5.8 ERISA; Benefit Plans.

(a) Schedule 5.8(a)lists each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other plan, program, or arrangement providing compensation or benefits to current or former employees that (i) is maintained by, contributed to, or required to be contributed to by Seller (or any ERISA Affiliate of Seller) or with respect to which Seller (or any ERISA Affiliate of Seller) has any actual or contingent liability and (ii) covers any current Business Employees and/or Designated Employees (each, a “Benefit Plan”).  Copies of such plans and all amendments, if any, have been made available to Buyer.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under Section 501(a) of the Code has received a determination letter that such trust is so exempt.  Nothing has occurred since the date of such most recent determination letter that would materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.  Each Benefit Plan with respect to which any assets or liabilities are transferred to Buyer (or any ERISA Affiliate of Buyer) or to any Benefit Plan maintained by Buyer (or any ERISA Affiliate of Buyer) has been administered and operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA.

(c) Each Benefit Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code has received notification from the Internal Revenue Service that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code.  Nothing has occurred since the date of such tax-exempt notification that would materially adversely affect the exempt status of such funding vehicle.

(d) Seller has provided Buyer with copies of the annual report (Form 5500) and the actuarial reports for the most recent three plan years for which such reports are available with respect to any Benefit Plan that provides Post-Retirement Welfare Benefits to any Grandfathered Active Employee.

(e) Neither Seller nor any ERISA Affiliate of Seller has contributed in the past five years to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f) There is no “accumulated funding deficiency” within the meaning of Section 412 of the Code with respect to any Benefit Plan that is subject to Section 412 and all contributions, premium payments and other payments due from Seller to or under the Benefit Plans have been paid in a timely manner.

(g) No event or liability or lien on assets as described in Section 4069 of ERISA has occurred or exists in connection with any Benefit Plan.

(h) Except as provided in Section 7.9, the transactions contemplated by this Agreement will not result in any increase in liability of Buyer with respect to any Benefit Plan (including under any employment, retention, severance, change in control or similar agreement or plan).

5.9 Certain Contracts and Arrangements.

(a)  Except for Business Agreements listed on Schedule 5.9(a), as of the date of this Agreement there is not any Business Agreement that is:

(i) a written employment agreement or employment contract that has an aggregate future liability in excess of $250,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $250,000;

(ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

(iii) a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially limits the conduct of the Business as presently conducted or that purports to bind Affiliates of the owner of the Business;

(iv) a Contract with (A) any shareholder or affiliate of Seller or (B) any current or former officer or director of Seller or any of its Affiliates (other than employment agreements);

(v)  a lease or sublease or similar Contract material to the Business or the use or operation of the Purchased Assets under which Seller is a lessor or sublessor of, or makes available for use to any Person (A) any Owned Real Property or Leased Real Property or (B) any portion of any premises otherwise occupied by Seller;

(vi) a lease, sublease or similar Contract under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Seller, in any such case has an aggregate future liability or receivable, as the case may be, in excess of $500,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $500,000;

(vii) a Contract under which Seller has incurred, or reasonably anticipates as of the date of this Agreement incurring, an aggregate liability to any Person in excess of $500,000 in the calendar year 2008, or in any subsequent calendar year, for (A) the future purchase of materials, supplies or equipment (other than purchase orders for gas in the ordinary course of business consistent with past practice), (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement;

(viii) a license, sublicense, option or other Contract relating in whole or in part to the Assigned Intellectual Property (including any license or other Contract under which Seller is licensee or licensor of any Assigned Intellectual Property) or to any Technology that has an aggregate future liability to any Person in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000;

(ix) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed Disclosed Indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed Disclosed Indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case that, individually, is in excess of $100,000;

(x) a Contract under which Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Seller and other than extensions of trade credit in the ordinary course of the Business), in any such case that, individually, is in excess of $100,000;

(xi) a Contract granting an Encumbrance (other than Permitted Encumbrances) upon any Owned Real Property, Leased Real Property or other Purchased Asset;

(xii) a Contract made outside the ordinary course of business providing for indemnification of any Person with respect to liabilities relating to any current or former business of Seller or any predecessor Person;

(xiii) a power of attorney (other than a power of attorney given in the ordinary course of the Business);

(xiv) a Gas Supply Contract;

(xv) a Customer Gas Transportation Contract;

(xvi) a Contract for the storage of gas (including park and ride type agreements);

(xvii) a Contract for the gathering or processing of gas;

(xviii) a Contract for the interconnection or operation of any gas pipeline;

(xix) a Contract for lease of gas pipeline capacity;

(xx) a Contract for the sale of any Purchased Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such Purchased Asset;

(xxi) a currency exchange or interest rate exchange Contract; or

(xxii) a Contract for any joint venture, partnership or similar arrangement.

(b)  Except as disclosed in Schedule 5.9(b)(i), each of the Material Business Agreements constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect, except where the impact of such lack of validity or binding nature, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller is not in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, and has not received written notice that it is in breach or default under, any Material Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 5.9(b)(ii), to Seller’s Knowledge, no other party to any Material Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Material Business Agreement except such breaches or events of default which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 5.9(c)sets forth a list of each municipal, county or tribal franchise agreement relating to the Business to which Seller is a party (the “Franchises”).  Except as disclosed on Schedule 5.9(c), Seller is not in default in any material respect under such Franchises, and, to Seller’s Knowledge, each such Franchise is in full force and effect.

(d) Schedule 5.9(d)sets forth a list, as of the date of this Agreement, of all material arrangements under which Seller is required to provide security or guarantees for the performance of obligations of the Business.

(e) As of the date of this Agreement, the aggregate principal amount of all outstanding Disclosed Indebtedness (other than any Disclosed Indebtedness that is an Excluded Liability) does not exceed $3,000,000.

5.10 Legal Proceedings and Orders.  Except as set forth in Schedule 5.10, there are no Claims relating to the Purchased Assets, the Business or the Assumed Obligations which are pending or, to Seller’s Knowledge, threatened against Seller which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  Except for any Regulatory Orders, or as set forth in Schedule 5.10, Seller is not subject to any outstanding Orders that would reasonably be expected to apply to the Purchased Assets, the Business or the Assumed Obligations following Closing that would reasonably be expected to have a Material Adverse Effect.

5.11 Permits.  Schedule 5.11 sets forth a list of all material Permits held by Seller as of the date of this Agreement in connection with its ownership of the Purchased Assets and the operation of the Business as presently conducted.  Except as disclosed on Schedule 5.11, there are no Permits required by Seller for the ownership of the Purchased Assets or the operation of the Business, other than those Permits the failure to have, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 5.11, Seller has not received any written notification since December 31, 2006 from any Governmental Entity exercising regulatory jurisdiction over Seller or the Business that it is in violation of any such Permits, except notifications of violations which, individually or in the aggregate, have not had would not reasonably be expected to have a Material Adverse Effect.  Seller is in compliance with all such Permits except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  There are no ongoing proceedings before any Regulatory Entity or inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any Permit or for the determination of compliance therewith or with any Law or Order applicable to the Business, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

5.12 Compliance with Laws.  Seller is in compliance with all Laws and Orders applicable to the Purchased Assets or the Business except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

5.13 Insurance.  Except as set forth on Schedule 5.13, since December 31, 2006, (a) the Purchased Assets have been continuously insured with financially sound insurers or through Seller’s self-insurance program in such amounts and against such risks and losses as are customary in the natural gas utility industry, and (b) Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of Seller providing coverage in respect of the Purchased Assets.  All insurance policies of Seller with third-party insurance carriers covering the Purchased Assets are in full force and effect; however, coverage of the Purchased Assets under Seller’s insurance policies will terminate as of the Effective Time.

5.14 Taxes.  Except as set forth in Schedule 5.14:

(a)  All Tax Returns relating to the Business or the Purchased Assets are true, complete and correct and have been filed in a timely manner, and all Taxes relating to the Business or the Purchased Assets have been paid in full, except to the extent such Taxes are being contested in good faith by appropriate proceedings.

(b) None of the Purchased Assets is (i) an asset or property that is or will be required to be treated as described in Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

(c) There are no Encumbrances for unpaid Taxes on any of the Purchased Assets other than Encumbrances for Taxes that are not yet due and payable.

(d) There have not been any material elections with respect to Taxes by Seller in respect of the Business or settlement or compromise by Seller of any material Tax liability or refund relating to the Business.

(e) None of the Purchased Assets is or has been the subject of an audit or examination with respect to Taxes (other than income Taxes) by any Taxing Authority.

5.15 Fees and Commissions.  No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

5.16 Intellectual Property.  Seller owns, or is validly licensed or otherwise has the right to use the Assigned Intellectual Property.  Except as set forth on Schedule 5.10, no Claims are pending or, to Seller’s Knowledge, threatened that Seller or the Business is infringing or otherwise adversely affecting the rights of any Person with regard to any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service marks rights, copyrights and other proprietary intellectual property rights and computer programs, except for claims that, individually or in the aggregate, have not had and would not reasonably expected to have a Material Adverse Effect.  To Seller’s Knowledge, no Person is infringing the rights of Seller or the Business with respect to any Assigned Intellectual Property, except for infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

5.17 Inspections.  Seller acknowledges and agrees that the representations and warranties set forth in Article VI constitute the sole and exclusive representations and warranties of Buyer to Seller in connection with the transactions contemplated hereby and by the Ancillary Agreements, and there are no other representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto between the Parties other than those incorporated herein.

5.18 Sufficiency of Purchased Assets.

(a)  The Purchased Assets, together with (i) the Excluded Assets specified in Sections 2.2(a), 2.2(c), 2.2(h), 2.2(k)(ii), 2.2(k)(iii), 2.2(k)(iv) and 2.2(l), (ii) the Easements, Shared Easements and Shared Easement Rights to be conveyed and assigned to Buyer pursuant to Section 7.4(b), (iii) the Allocated Rights and Obligations to be assigned to and assumed by Buyer pursuant to Substitute Arrangements or Other Arrangements, as the case may be, as described in Section 7.4(e) and (iv) the Shared Telecommunications Network Element Rights to be assigned to Buyer pursuant to Section 7.4(h), comprise assets sufficient for the conduct of Business immediately and without interruption following the Closing in substantially the same manner as presently conducted.

(b)  No asset which would be a Purchased Asset if owned by Seller is owned by any Affiliate of Seller.

5.19 Absence of Certain Changes or Events; Major Customers.

(a)  Except as set forth in Schedule 5.19(a), from September 30, 2007, to the date of this Agreement, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse change in the business, assets, properties, results of operations, or financial condition of the Business, taken as a whole.  Except as set forth in Schedule 5.19(a), from January 1, 2007 to the date of this Agreement, Seller has caused the Business to be conducted in the ordinary course and in all material respects in the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and other with whom the Business deals.

(b)  Between the date of the Interim Balance Sheet and the date of this Agreement, no Major Customer has (i) canceled, suspended or otherwise terminated its relationship with Seller in respect of the Business or (ii) to Seller’s Knowledge, advised Seller of its intention to (A) cancel, suspend or otherwise terminate its relationship with Seller in respect of the Business, (B) materially and adversely change the terms (including pricing) upon which it pays for transmission and distribution services from the Business or (C) materially reduce the volume of its transmission and distribution purchases from the Business.  For purposes of this Section 5.19(b), the “Major Customers” are the 25 largest customers of the Business, measured by Gross Margin, for the 12-month period ended on the date of the Interim Balance Sheet.

5.20 Hedging.  Each Financial Hedge to which Seller is a party as of the date of this Agreement has been entered into in compliance with the Annual Hedge Strategy, the Financial Hedge Orders and all other Orders of the NMPRC.  The Annual Hedge Strategy in effect as of the date of this Agreement is attached hereto as Schedule 5.20.

5.21 Regulatory Compliance.  Since December 31, 2006, Seller has filed or caused to be filed with each of the NMPRC and FERC (each, a “Business Regulatory Entity”) all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by Seller in connection with the conduct or operation of the Business or the ownership of the Purchased Assets.  All information filed with or provided to any Business Regulatory Entity since December 31, 2006, by Seller in connection with the conduct or operation of the Business or the ownership of the Purchased Assets, including filings in connection with a prior or pending investigation, inquiry or proceeding before a Business Regulatory Entity (a “Business Regulatory Proceeding”), was true, correct and complete in all material respects and complied in all material respects with applicable Law.  Schedule 5.21 sets forth the regulatory filings (other than those periodic filings required to be filed in the ordinary course of business) and Business Regulatory Proceedings that are pending or that Seller has been ordered by a Business Regulatory Entity as of the date of this Agreement to make or initiate in the future, including those relating to operating tariffs or rates charges, or to be charged, including under special contracts, the subject matter of each filing or Business Regulatory Proceeding, and the date by which Seller intends to make or initiate, or has been ordered to make or initiate, such filings or Business Regulatory Proceedings, in each case, in connection with the conduct or operation of the Business or the ownership of the Purchased Assets.  Since December 31, 2006, all charges that have been made by the Business for utility service and all related fees have, in all material respects, been charged in accordance with the terms and conditions of valid and effective tariffs, approved and enforceable special contracts or contracts filed with the NMPRC.  Except for the PGAC and other gas cost recovery type rates set forth in Schedule 5.21, no rates which have been or are being collected in connection with the Business are subject to refund, pending final resolution of any proceeding, inquiry, appeal or investigation before any Governmental Entity.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Effective Time, as set forth in this Article VI.

6.1 Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2 Authority Relative to this Agreement and the Ancillary Agreements.  Buyer has all corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement has been and the Ancillary Agreements will be, at Closing, duly and validly executed and delivered by Buyer, and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

6.3 Consents and Approvals; No Violation.  Except as set forth in Schedule 6.3, the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not:

(a)  conflict with or result in any breach of the Governing Documents of Buyer or its Affiliates;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) violate any Law or Order applicable to Buyer, any of its Affiliates, or any of their respective assets; or

(d) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Buyer Required Regulatory Approvals, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

6.4 Buyer’s Knowledge.  Buyer represents that it is a sophisticated party.  Buyer understands and agrees that any financial forecasts or projections relating to the Business prepared by or on behalf of Seller have been provided to Buyer with the understanding and agreement that Seller is making no representation or warranty with respect to such forecasts or projections and that actual future results may vary from such forecasts or projections based upon numerous factors.

6.5 Fees and Commissions.  No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer.

6.6 Financial Capability.

(a) Buyer (i) will have at the Closing sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) at Closing will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction, or liability of any kind, which would impair or adversely affect such resources and capabilities.

(b)  Lindsay Goldberg & Bessemer GP II LLC, the general partner of Lindsay Goldberg & Bessemer II L.P. and certain affiliated investment partnerships (collectively, the “Funds”), has delivered a commitment letter on behalf of the Funds dated as of January 12, 2008 to Buyer (the “Equity Commitment Letter”), and a copy of such Equity Commitment Letter has been provided to Seller.  Seller is a third party beneficiary of the Equity Commitment Letter.

(c)  Buyer has received a commitment letter dated January 12, 2008 (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitments”) from the lenders party thereto (the “Commitment Parties”) relating to the commitment of the Commitment Parties to provide a $250,000,000 senior secured term loan and a $100,000,000 senior secured revolving credit facility to Buyer.  Buyer has provided to Seller a copy of the Debt Commitment Letter and any related agreements that materially affect or relate to the size, duration or conditions of the Debt Commitment Letter.

(d) As of the date of this Agreement, (i) the Commitments have not been amended, modified, withdrawn or rescinded in any respect, (ii) the Commitments are in full force and effect, (iii) there are no conditions precedent or other contingencies related to the funding contemplated by the Commitments, other than as set forth in, or contemplated therein, and (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Parent under any term or condition of the Commitments.

6.7 Inspections.  Buyer is knowledgeable about the Business as engaged in by Seller and of the usual and customary practices of companies engaged in businesses similar to the Business.  Buyer acknowledges and agrees that the representations and warranties set forth in Article V constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby and by the Ancillary Agreements, and there are no representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto between the Parties other than those incorporated herein.  Except for the representations and warranties expressly set forth in Article V, Buyer disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Seller or its Affiliates or Representatives.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Conduct of Business.

(a)  Except as expressly contemplated in this Agreement, or otherwise described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, Seller will operate the Purchased Assets and the Business in the ordinary course consistent with Good Utility Practice and will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business.  Without limiting the generality of the foregoing, except as expressly contemplated in this Agreement, required by any Franchise, Law, or Order, or otherwise described in Schedule 7.1, prior to the Closing Date, without the prior written consent of Buyer (which will not be unreasonably withheld or delayed), Seller will not:

(i)  create, incur, assume, or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon the Purchased Assets;

(ii) make any material change in the level of inventories (including gas in storage) customarily maintained by Seller with respect to the Business, other than in the ordinary course of business and consistent with Good Utility Practice;

(iii) other than any such sales, leases, transfers, or dispositions involving any Purchased Assets involving less than $250,000 on an individual basis, or $1,500,000 in the aggregate, sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than in the ordinary course of business, and consistent with Good Utility Practice;

(iv)  other than in the ordinary course of business or consistent with Good Utility Practice, (A) enter into, terminate, extend, renew, or otherwise amend any Material Business Agreement, or (B) waive any material default by, or release, settle, or compromise any material claim against, any other Person who is a party thereto;

(v)  grant severance or termination pay to any present, future or former employee of the Business that would be the responsibility of Buyer;

(vi) cancel (or suffer the cancellation of) any property, liability, casualty, or other insurance policies related to the Purchased Assets, or fail to maintain by self insurance, or with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are consistent with Good Utility Practice and customary for such Purchased Assets and the Business;

(vii) with respect to the Business, change, in any material respect, its accounting methods or practices, credit practices, collection policies, or investment, financial reporting, or inventory practices or policies or the manner in which the books and records of the Business are maintained;

(viii) except as set forth in Section 7.9, (A) grant any increase in the compensation of or (B) grant or agree to any bonus for any Business Employee not covered by collective bargaining who will become a Transferred Employee, except for merit increases and bonuses made in the ordinary course of business and consistent with past practice;

(ix)  (A) enter into or use any GSP Financial Hedge that is inconsistent with the Annual Hedge Strategy, the Financial Hedge Orders and any other Order of the NMPRC, (B) enter into, adopt or amend any Gas Supply Plan other than in accordance with prior practice and after consultation with Buyer or (C) enter into in connection with the Business any Financial Hedge other than a GSP Financial Hedge;

(x)  incur (A) any Disclosed Indebtedness if (1) such Disclosed Indebtedness will accelerate upon the Closing or (2) such Disclosed Indebtedness is not prepayable without penalty at the option of Buyer immediately following the Closing or (B) any Disclosed Indebtedness that, together with all other Disclosed Indebtedness outstanding at the time, exceeds $3,000,000 in principal amount (excluding from this clause (x) all Excluded Liabilities);

(xi) make or commit to make any capital expenditures that, in the aggregate, are in excess of $4,000,000, other than in accordance with the Capital Expenditure Budget;

(xii) (A) permit any material Permit or Environmental Permit to lapse, other than in accordance with its terms at the regular expiration thereof, or (B) fail to apply on a timely basis for any renewal of any material renewable Permit or Environmental Permit; or

(xiii) agree or commit to take any action which would be a violation of the restrictions set forth in Section 7.1(a)(i) through Section 7.1(a)(x).

(b)  Prior to the Closing Date and other than in connection with periodic or routine filings, applications or appearances in respect of any PGAC applicable to the Business, Seller (i) shall discuss with Buyer the taking of any action or position that could result in any change or proposed change in the rates or charges, standards of service or accounting from those in effect on the date of this Agreement, in each case in respect of the Business, whether in response to a request by or requirement of the NMPRC or otherwise, (ii) shall consult with and receive the input of Buyer prior to making any filing or application (or, in each case, any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto and (iii) except as set forth in Schedule 7.1(b), shall not, without the input and consent of Buyer (such consent not be unreasonably withheld), make any filing to change the base rates of or any PGAC applicable to the Business on file with any Business Regulatory Entity or make any filing that is reasonably likely to have a material adverse effect on the base rates of or any PGAC applicable to the Business, except as may be required by applicable Law or valid Order of any Business Regulatory Entity.

(c)  Seller shall:

(i)  develop the capability to provide separate bills to customers of the Business and of the Electric Business, such that each customer of the Business can be sent a bill that invoices only gas purchased from and services provided by the Business (a “Gas Bill”) and that does not include or invoice any amounts owed by such customer in respect of the Electric Business or any other business of Seller (an “Electric Bill”).

(ii) Upon application for and the receipt of approval from the NMPRC and prior to such approval becoming a Final Regulatory Order, commence sending to each customer that is a customer of the Business and the Electric Business, a Gas Bill and an Electric Bill.

(iii) Commencing no later than three months prior to the Closing, adopt a system for the allocation of payments by customers of both the Business and the Electric Business in respect of joint bills, such that:

(A)  payments from such customers are allocated to the portion of such joint bills attributable to the Business (“Gas Accounts”) and the portion of such joint bills attributable to the Electric Business (“Electric Accounts”);

(B) payments received in respect of overdue amounts are allocated on a first-in-first-out basis; and

(C) where partial payments are submitted in respect of amounts owed in respect of a Gas Account and an Electric Account, such partial payments are allocated on a pro rata basis among such accounts.

(d) Until the Closing Date, in connection with the Business Seller will continue to make capital expenditures (i) at a rate of at least 85% of the aggregate Capital Expenditure Budget and (ii) otherwise substantially in accordance with the Capital Expenditure Budget.

(e) Until the Closing Date, Seller will continue in all material respects to pay all fees, expenses and any other amounts payable or due in respect of any Easement or Shared Easement, whether public or private, or any Franchise or Permit, in each case in respect of the operation of the Business and whether or not expired or lapsed.

7.2 Access to Information.

(a)  Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer, Buyer’s Representatives and its financing providers (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives reasonable access to the Purchased Assets to which Buyer is not denied access by Law and to which Seller has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and conditions as may be imposed by such other Person); (ii) permit Buyer, Buyer’s Representatives and its financing providers

 (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives to make such reasonable inspections thereof as they may reasonably request; (iii) furnish Buyer, Buyer’s Representatives and its financing providers (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives with such financial and operating data and other information with respect to the Business as such Persons may from time to time reasonably request; (iv) furnish Buyer with a copy of each material report, schedule, or other document relating to the Business filed by Seller with, or received by Seller from, any Governmental Entity; (v) give Buyer and Buyer’s Representatives reasonable access to each member of the Transition Advisory Team; and (vi) give Buyer and Buyer’s Representatives reasonable access to such personnel, information and assets of Seller as may be necessary to fulfill Buyer’s obligations under Section 3(a)(iv) of the Transition Services Agreement; provided, however, that (A) any investigation permitted by this Section 7.2(a) will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B) Seller will not be required to take any action which would constitute a waiver of the attorney client privilege, and (C) Seller need not supply Buyer with any information which Seller is under a contractual or other legal obligation not to supply.  Notwithstanding anything in this Section 7.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the Purchased Assets.

(b)  Unless and until the transactions contemplated hereby have been consummated, each Party will, and will cause its Affiliates and Buyer’s Representatives and potential financing sources or Seller’s Representatives, as applicable, to, hold in strict confidence and not use or disclose to any other Person all Confidential Information.  As to each Party, “Confidential Information” means all information in any form heretofore or hereafter obtained from either Party in connection with such Party’s evaluation of the Business, the negotiation of this Agreement, or the performance of the covenants and agreements of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information that (i) was already in such receiving Party’s or its Representatives’ or, in the case of Buyer, its potential financing sources’ possession; provided, that such information is not known by such receiving Party, after due inquiry, to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or any other party, (ii) subsequently becomes generally available to the public other than as a result of a disclosure by such receiving Party or its Representatives or, in the case of Buyer, its potential financing sources in breach of this Section 7.2(b) or the Confidentiality Agreement or (iii) subsequently becomes available to such receiving Party on a non-confidential basis from a source other than the other Party or its Representatives or, in the case of Buyer, its potential financing sources; provided, that such source is not known by such receiving Party, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy or non-disclosure to the other Party or any other party.  Notwithstanding the foregoing, each Party, its Affiliates, its Representatives or, in the case of Buyer, its potential financing sources, may disclose Confidential Information to the extent that such information is required to be disclosed by it by Law, in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any Required Regulatory Approvals or if requested by any Governmental Entity having jurisdiction over the Party, its Affiliates, its Representatives or, in the case of Buyer, its potential financing sources.  In the event that a Party receives a request (whether by oral questions, interrogatories, requests for documents in legal proceedings, under the terms of a subpoena or order issued by a court or governmental body or other similar process or otherwise pursuant to applicable regulation (including stock exchange) to disclose all or any part of the Confidential Information, such Party agrees, and shall cause its Representatives, to promptly notify the other Party of the existence, terms and circumstances surrounding such a request, so that such other Party may seek, at its expense, an appropriate protective order and/or waive such notifying Party’s compliance (or its Representatives’ compliance, as the case may be) with the provisions of this Section 7.2(b) and the Confidentiality Agreement (and if such Party seeks such an order, to provide such cooperation as such Party shall reasonably request).  If disclosure of such information is required in the opinion of a Party’s counsel (or its Representatives’ counsel, as the case may be), who shall be reasonably satisfactory to the other Party, the receiving Party agrees, and shall cause its Representatives to, exercise commercially reasonable efforts to obtain, at the other Party’s expense, an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the other Party so designates.  In addition, if a protective order is not obtained, such receiving Party will furnish only that portion of the Confidential Information which is legally required.  In any event, any Party or its Representatives may disclose Evaluation Material legally required to be disclosed without liability hereunder.  If the transactions contemplated hereby are not consummated, each Party will promptly return to the other Party all copies of any Confidential Information, including any materials prepared by such Party or Buyer’s Representatives or Seller’s Representatives, as applicable, incorporating or reflecting Confidential Information, and an officer of such Party will certify in writing compliance by such Party with the foregoing.

(c)  Seller agrees that for the thirty (30) month period immediately following the Closing Date, Seller will, and will cause its Affiliates and Seller’s Representatives to, hold in strict confidence and not disclose to any other Person all Confidential Business Information.  “Confidential Business Information” means all commercially sensitive information in any form heretofore or hereafter obtained by Seller to the extent relating to the Business or the Purchased Assets, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement.  Notwithstanding the foregoing, Seller may disclose Confidential Business Information to the extent that such information is required to be disclosed under contracts existing as of the Closing Date, by Law, or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any rules of the Securities and Exchange Commission (the “SEC”) or Required

Regulatory Approvals.  In the event that Seller believes any such disclosure is required by Law or in connection with any proceeding by or before a Governmental Entity, Seller will give Buyer notice thereof as promptly as possible and will cooperate with Buyer in seeking any protective orders or other relief as Buyer may determine to be necessary or desirable.  In no event will Seller make or permit to be made any disclosure of Confidential Business Information other than to the extent Seller determines in good faith to be required pursuant to SEC rules, or rules governing required disclosure in other regulatory proceedings, or its legal counsel has advised is required to comply with the terms of a contract existing as of the Closing Date or required by Law, or is required in connection with any proceeding by or before a Governmental Entity, and Seller will use its commercially reasonable efforts to assure that any Confidential Business Information so disclosed is protected from further disclosure.

(d)  Buyer agrees that, without Seller’s written consent, except as otherwise provided for in this Agreement, for two years from date of this Agreement, neither it nor any of its Affiliates will, directly or indirectly, (i) solicit any suppliers, customers and/or any other person with whom Seller has a business relationship, other than in the ordinary course of business or (ii) solicit for employment or hire (or cause or seek to cause to leave the employ of Seller) any person with whom Buyer had contact or who became known to Buyer as a result of the provision of the Confidential Information and who is an employee of Seller or any subsidiary thereof; provided, however, that the foregoing clause (ii) of this Section 7.2(d) shall not preclude Buyer from hiring individuals contacted through good faith generalized solicitations for employees through advertisements which utilize a public medium and are not directly or indirectly targeted at employees of Seller or any of its Affiliates or from hiring any employee of Seller or its Affiliates who has been terminated by Seller or its Affiliates prior to commencement of employment discussions between Buyer and such employee.

(e) Buyer and Seller hereby terminate the Confidentiality Agreement.  The provisions of Sections 7.2(b) and 7.2(d) will survive for a period of two years following the earlier of (i) the Closing Date or (ii) the termination of this Agreement, except that if the Closing occurs, the provisions of Section 7.2(b) will expire with respect to Buyer and its possession or use of any information exclusively related to the Purchased Assets and the Business.

(f)  For a period of seven years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including the Documents and all Transferred Employee Records, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets or, in the case of access by Buyer and its representatives, in connection with the preparation of audited financial statements as of or for any period ending on a date prior to the Effective Time. Such access will be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours;

provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply the other Party with any information which such Party is under a contractual or other legal obligation not to supply.  The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(f).  If the Party in possession of such books and records desires to dispose of any such books and records at any time, such Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.  Notwithstanding anything to the contrary in this Section 7.2(f), following the expiration of the seven year period set forth above, each Party agrees to provide reasonable access to all of the books and records relating to the Business or the Purchased Assets, including the Documents and all Transferred Employees Records, in the possession of the other Party to the extent required to respond to any proceeding before the NMPRC or the FERC.

(g) Not later than June 30, 2008, at Buyer’s expense, Seller will prepare and deliver to Buyer an audited statement of income of the Business for the fiscal year ended December 31, 2007.  In the course of preparing such audited statement of income, any judgment or determination as to materiality shall be made in light of the Business and not in light of the operations of Seller taken as a whole.

(h)  Not later than 30 days following the date hereof, Seller will prepare and deliver to Buyer Schedule 7.2(h), which schedule shall include a list of each Business Agreement under which Seller has incurred Disclosed Indebtedness in an aggregate principal amount in excess of $100,000.  Not later than ten days prior to the Closing, Seller will prepare and deliver to Buyer a supplemented Schedule 7.2(h) pursuant to Section 7.8, which schedule shall include a list of each such Business Agreement as of such date.

7.3 Expenses.  Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses.  For the avoidance of doubt, Buyer will be solely responsible for payment of (i) all filing fees in connection with any Required Regulatory Approvals, and (ii) all other filing, recording, transfer, or other fees or charges of any nature payable pursuant to any provision of Law or any Order or Franchise in connection with the sale, transfer, and assignment of the Purchased Assets and the Assumed Obligations.

7.4 Further Assurances; Procedures with Respect to Certain Agreements and other Assets.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control.  Neither Party will, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement (including the obtaining of the Required Regulatory Approvals).  From time to time on or after the Closing Date, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby.  From time to time after the date hereof, Buyer will at its own expense (i) execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby and (ii) without being required to make any payment to any third party or to incur any economic burden, cooperate reasonably with Seller in connection with Seller obtaining any releases or discharges of Seller from any of the Assumed Obligations; provided, however, that if in the course of obtaining any release or discharge contemplated by clause (ii) of this sentence any third party shall require any payment or other form of consideration to be made or delivered by Buyer, Seller agrees to fully reimburse Buyer therefor promptly following notice thereof.

(b)  Seller has easements, license agreements (including railroad crossing rights), rights-of-way, and leases for rights-of-way, some of which relate exclusively to the Business and Purchased Assets (the “Easements”) and others of which relate to both the Business and Purchased Assets and Seller’s Electric Business or other businesses (the “Shared Easements”).  At the Closing, Seller will convey and assign to Buyer, subject to the obtaining of any necessary consents, (i) by the Assignment of Easements, all Easements, and (ii) by separate sub-easement, partial assignment or other document, sufficient rights under the Shared Easements to permit Buyer to use the same, as presently used by Seller with respect to the Business, on a nonexclusive basis (the “Shared Easement Rights”).

(c)  To the extent that Seller’s rights under any asset described in Section 2.1(b), 2.1(c), 2.1(h), 2.1(i), 2.1(l), 2.1(m), 2.1(n), 2.1(p), 2.1(r), 2.1(u) or 2.1(y) (each, a “Consent Asset”) may not be assigned without the consent of another Person which consent has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  Seller will use its commercially reasonable efforts (without being required to make any payment to any third party or to incur any economic burden) to obtain any such required consent as promptly as possible.  Upon receipt of the consent required to transfer a Consent Asset, such Consent Asset shall become a Purchased Asset and all liabilities and obligations under such Consent Asset shall constitute Assumed Obligations.  Buyer agrees to cooperate with Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden (other than the assumption of Seller’s obligations under the applicable Consent Asset).  Seller and Buyer agree that if any consent to an assignment of any such asset is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under such Consent Asset so that Buyer would not acquire the benefit of all such rights and obligations, then (i) at the Closing the Parties will, to the maximum extent permitted by Law and such Consent Asset, enter into such arrangements with each other on commercially reasonable terms as are reasonably necessary to provide Buyer with the benefits and obligations of such Consent Asset from and after the Effective Time, and (ii) all liabilities and obligations under such Consent Asset shall not constitute Assumed Obligations.

(d)  Buyer and Seller agree that at Closing, Buyer and Seller will enter into one or more back-to-back Contracts, in customary form, with appropriate credit terms, pursuant to which Seller will transfer to Buyer, and Buyer will acquire, the economic benefits and risks of Seller’s entire portfolio at the Effective Time of GSP Financial Hedges, such that under the PGAC the customers of the Business and the Business remain in the same economic position immediately following the entry into of such new Contracts as immediately preceding the Effective Time.  Any transaction costs incurred as a result of such transactions will be borne by the Party that performs the transaction.

(e)  The agreements set forth on Schedule 7.4(e) (the “Shared Agreements”) will be governed by this Section 7.4(e) and are not Business Agreements.  Seller’s rights and obligations under the Shared Agreements, to the extent such rights and obligations relate to the Business, are described on Schedule 7.4(e), and are referred to herein as the “Allocated Rights and Obligations.” Unless Seller elects to enter into Other Arrangements, the Parties agree to cooperate with each other and use commercially reasonable efforts to enter into agreements with the other party or parties to each Shared Agreement providing for (i) assignment to and assumption by Buyer, effective from and after the Effective Time, of the Allocated Rights and Obligations, and (ii) retention by Seller of all rights and obligations of Seller under the Shared Agreements other than the Allocated Rights and Obligations (such agreements set forth in (i) and (ii) being referred to as “Substitute Arrangements”); provided, that neither Seller nor Buyer will be obligated to enter into or agree to any such Substitute Arrangements unless such Substitute Arrangements have the effect of transferring to Buyer the Allocated Rights and Obligations (and reserving to Seller the rights and obligations which are not Allocated Rights and Obligations) on a fair and equitable basis, as determined in the reasonable discretion of Seller and Buyer.  In connection with the foregoing, the Parties agree, as reasonably requested, to submit such financial or other information concerning themselves, and to execute such assumption agreements or similar documents reasonably requested by a third party; provided, that neither Party will be required to make any payment to any third party or to incur any economic burden (other than the assumption of the Allocated Rights and Obligations by Buyer, and the retention of the other rights and obligations under the Shared Agreements by Seller).  In the event that (x) the Parties are unable to enter into Substitute Arrangements with respect to a Shared Agreement in accordance with the foregoing, or (y) Seller notifies Buyer that it elects not to pursue Substitute Arrangements with respect to such Shared Agreement, then in either case at the Closing the Parties will, to the maximum extent permitted by Law and such Shared Agreement, enter into such arrangements with each other on commercially reasonable terms as are reasonably necessary to provide Buyer with the benefits and obligations of the Allocated Rights and Obligations under such Shared Agreement, including pursuant to the Transition Services Agreement, with Seller retaining the other benefits and obligations under such Shared Agreement from and after the Effective Time (the “Other Arrangements”).  In the event the entry into any Substitute Arrangement or Other Arrangement contemplated by this Section 7.4(e) gives rise to any filing, notice, reporting or any other obligation of Buyer or Seller, including any obligation to appear before, make application or provide information, to the NMPRC or any other regulatory entity exercising jurisdiction over Seller or the Business (a “Regulatory Entity”), Buyer and Seller will use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to satisfy any such obligation.

(f)  Seller from time to time provides collateral or other security to certain other Persons in connection with the Business pursuant to certain Business Agreements and Shared Agreements. Seller and Buyer agree to use commercially reasonable efforts to cause such collateral or other security to be returned to Seller at the Closing (including in the case of a letter of credit a return of the letter of credit to Seller), or released (in the case of other credit support previously provided by Seller) at the Closing. In the event that such collateral or other security is not returned to Seller or otherwise released at the Closing, Buyer will (i) pay to Seller an amount equal to any cash collateral posted by Seller; and (ii) in the case of a letter of credit, provide to Seller a back-up letter of credit in the same amount and for a period expiring no earlier than 10 days following the expiration of the letter of credit previously provided by Seller. Buyer agrees to provide substitute collateral and other security with respect to such Business Agreements and Shared Agreements in amounts and on terms of no less quality than previously provided by Seller. The provisions of this Section 7.4(f) will apply only to collateral or other security provided in connection with (i) Business Agreements assigned to Buyer at Closing, and (ii) Shared Agreements to the extent such collateral or other security is related to the Allocated Rights and Obligations assigned to Buyer at Closing under such Shared Agreements.

(g)  Customers of Seller from time to time provide collateral or other security to Seller in connection with the Business in the form of surety or similar agreements (the “Surety Instruments”).  Buyer acknowledges and agrees that to the extent any such Surety Instruments are not related exclusively to the Business (“Seller Common Surety Instruments”) such Seller Common Surety Instruments are not part of the Purchased Assets.  If any Seller Common Surety Instrument disproportionately secures obligations owed by a customer of the Electric Business, Seller will upon request of Buyer release such security to such customer to the extent appropriate to eliminate such overcollateralization.

(h)  Seller has tower lease and sub-lease agreements, licenses issued by the FCC, franchise agreements, wireline telecommunications facilities, dark fiber agreements including Indefeasible Right of Use Agreements, easements and rights-of-way, and leases for rights-of-way, some of which relate exclusively to the Business and Purchased Assets (the “Telecommunications Network Elements”) and others of which relate to both the Business and Purchased Assets and Seller’s Electric Business or other businesses (the “Shared Telecommunications Network Elements”).  At the Closing, Seller will convey and assign to Buyer, subject to the obtaining of any necessary consents, (i) by assignment or other appropriate document, all Telecommunications Network Elements, and (ii) by separate sub-lease, sub-easement, management agreement, private carriage agreement or other appropriate document, sufficient rights under the Shared Telecommunications Network Elements to permit Buyer to use the same, as presently used by Seller with respect to the Business, on a nonexclusive basis for no more than two (2) years following Closing (the “Shared Telecommunications Network Element Rights”).

(i) Following the Closing, each Party will promptly remit to the other any payments such Party receives that are in satisfaction of any rights or assets belonging to the other Party.

7.5 Public Statements.  Each Party will consult with the other prior to issuing, and will consider in good faith any comments by the other to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or stock exchange rules and provided that any such public announcement, statement, or other disclosure issued by Buyer will be subject to Section 7.2(b).

7.6 Consents and Approvals.

(a) Seller and Buyer will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(b) Seller and Buyer will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, execute all agreements and documents and provide all relevant records and reports to the extent required by Law or Order or to the extent requested by any Governmental Entity for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), (ii) obtain the transfer to Buyer of all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), and (iv) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which Seller or Buyer is a party or by which either of them is bound.  Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made by the other in connection with the transactions contemplated hereby.

(c)  In the course of obtaining, renewing or securing Franchises as may be deemed necessary by the Parties in connection with the transactions contemplated herein, (i) Buyer shall not be required to take any action, and Seller shall not take or cause to be taken or agree to commit Buyer to take any action, in any such case individually or in the aggregate which would (A) materially impair the ability of Buyer to operate the Business immediately following Closing in a manner substantially similar to that prevailing with respect to the Business immediately prior to the date hereof or (B) impose any additional substantially burdensome condition on Buyer and (ii) Seller shall not be required to take any action, and Buyer shall not take or cause to be taken or agree to commit Seller to take any action, in any such case individually or in the aggregate which would (A) materially impair the ability of Seller to operate the Electric Business immediately following Closing in a manner substantially similar to that prevailing with respect to the Electric Business immediately prior to the date hereof or (B) impose any additional substantially burdensome condition on Seller.  Any failure or refusal by a Governmental Entity to renew or award any such Franchise will not constitute a breach of this Agreement by either Party.

(d) In connection with applications and other filings for the Required Regulatory Approvals, and the prosecution of any pending regulatory proceedings material to the Business, Buyer and Seller shall jointly, and on an equal basis, coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such applications and filings for approval of the sale by Seller and the purchase by Buyer of the Purchased Assets and the Business, of all other matters contemplated by this Agreement which require regulatory approval and of all other regulatory matters incidental thereto which are to be addressed in such applications and filings.

(e)  In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby or any such declaration, filing, registration, notice, authorization, consent, or approval, each Party agrees: (i) to inform the other in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) to consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.6(e)(i); (iii) to arrange for representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) to notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) to provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing.  Notwithstanding the foregoing, nothing in this Section 7.6 will apply to or restrict communications or other actions by Seller with or with regard to Governmental Entities in connection with (x) the Purchased Assets or the Business in the ordinary course of business, or (y) the transactions contemplated by Section 7.9.

7.7 Transfer Taxes.  All transfer, documentary, stamp, registration, gross receipts, compensating, sales and use Taxes, including real property conveyance Taxes, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Buyer, and Buyer, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation.

7.8 Supplements to Schedules.  Prior to the Closing Date, Seller may supplement or amend the Schedules furnished by it under this Agreement except for Schedule 7.1; provided, however, that the new disclosures made in any supplement shall not have any effect on the determination of the satisfaction of the conditions to Closing under Article VIII or any of Buyer’s rights and claims to indemnification under Article IX.

7.9 Employees and Employee Benefits.

(a)  From and after the Effective Time, with respect to the Transferred Employees, Buyer will recognize the union locals set forth on Schedule 7.9(a) (the “Locals”) as the exclusive bargaining representatives of the bargaining units set forth on Schedule 7.9(a) that include Transferred Employees.  Buyer will assume the Collective Bargaining Agreements, with respect to the Transferred Employees, at Closing and will provide to the Transferred Employees covered thereby benefits consistent with the terms thereof in addition to the other benefits that Buyer is obligated to provide to Transferred Employees under this Section 7.9.

(b)  Buyer shall make offers of employment to Business Employees and Designated Employees in accordance with the following provisions:

(i) Buyer agrees to provide written offers of employment to the Business Employees no later than 30 Business Days prior to the Closing Date and to hire the Business Employees who wish to accept the offers of employment.  All offers of employment will be conditioned on the occurrence of the Closing and will remain open for a period expiring no earlier than 20 Business Days prior to the Closing Date.

(ii)  Buyer agrees to provide written offers of employment to the Designated Employees in accordance with Section 5(b) of the Transition Services Agreement. An offer of employment by Buyer pursuant to this Section 7.9(b)(ii) shall not be considered to be a violation of Section 7.2(c).

(iii)  Any Business Employees or Designated Employees who accept such offers of employment shall be considered to be “Transferred Employees.”

(c) Buyer shall provide to Seller copies of all written offers of employment made to the Business Employees within five days of providing such written offers to the Business Employees.  At least seven days prior to the Effective Time, Buyer shall notify Seller in writing of the Business Employees who have accepted offers of employment with Buyer.

(d)  Buyer agrees to employ the Transferred Employees on terms that are (i) substantially comparable in the aggregate to the Transferred Employees to their current employment terms with respect to salary, annual bonus opportunity, base hours, and vacation (excluding for this purpose any benefits, enhancements or payments that are contingent upon a change in control or similar transaction) and (ii) substantially comparable in the aggregate with respect to benefits provided to the Transferred Employees (including medical, retirement, and severance benefits and excluding for this purpose any benefits, enhancements or payments that are contingent upon a change in control or similar transaction and the value of equity incentives) pursuant to Benefit Plans of Seller in effect as of the date hereof. Except as provided in Section 7.9(f), Buyer’s obligations pursuant to this Section 7.9(d) shall continue for a period of one year following the Effective Time.

(e) From and after the Transfer Date, the employment of the Transferred Employees with Seller or Seller’s Affiliates will terminate and the Transferred Employees will not accrue any additional benefits under any Benefit Plan.  Except as provided in Section 7.9(f), Buyer shall not assume any of the Benefit Plans and shall have no obligations or liabilities with respect to the Benefit Plans.  Seller or Seller’s Affiliates will pay to each Transferred Employee all salary or other compensation or employment benefits (including any accrued paid-time off) which has accrued to such Transferred Employee prior to the Transfer Date.  Buyer or Buyer’s affiliates will pay to each Transferred Employee all salary or other compensation or employment benefits which accrue to such Transferred Employee from and after the Transfer Date, at such times as provided under the terms of the applicable compensation or benefit programs.

(f)  Buyer hereby assumes all liabilities, obligations, and responsibilities of Seller and Seller’s Affiliates to provide post-retirement health benefits under the Benefit Plans set forth on Schedule 7.9(f) (“Post-Retirement Welfare Benefits”) to any Grandfathered Active Employee or his or her spouse or other eligible dependents.  For this purpose a “Grandfathered Active Employee” is any Transferred Employee who, as of the Transfer Date, satisfied the eligibility requirements for Post-Retirement Welfare Benefits under the applicable Benefit Plan sponsored by Seller.  Included within Schedule 7.9(f) is a list of all Business Employees who are currently eligible for Post-Retirement Welfare Benefits.  At Closing, Seller will provide Buyer with an updated Schedule 7.9(f) that lists the Business Employees and Designated Employees who as of Closing are eligible for Post-Retirement Welfare Benefits.  Seller, Seller’s Affiliates and the Benefit Plans shall not have any liability on or after the Transfer Date for any Post-Retirement Welfare Benefits of any Grandfathered Active Employee or his or her spouse or other eligible dependents.  Prior to the Closing Date, Buyer shall establish a new welfare benefit plan or amend an existing welfare benefit plan (in either case the “Successor Retiree Welfare Plan”) which shall expressly assume all of the liabilities, obligations, and responsibilities of Seller, Seller’s Affiliates and any Benefit Plan to provide Post-Retirement Welfare Benefits to Grandfathered Active Employees and their spouses and eligible dependents.  Such liabilities, obligations and responsibilities will be automatically transferred to the Successor Retiree Welfare Plan as of the Transfer Date of each Grandfathered Active Employee.

(i)  The Successor Retiree Welfare Plan will recognize all Grandfathered Active Employee’s service with Seller or Seller’s Affiliates prior to the Transfer Date of the Grandfathered Active Employee for purposes of determining Post-Retirement Welfare Benefits.  The Successor Retiree Welfare Plan also shall provide the Grandfathered Active Employees and their spouses and eligible dependents with Post-Retirement Welfare Benefits that are comparable to, or more favorable, in the aggregate than those Post-Retirement Welfare Benefits provided to such Grandfathered Active Employees and their spouses and eligible dependents by Seller and the Benefit Plans immediately prior to the Closing Date, under cost-sharing structures that are at least as favorable to the Grandfathered Active Employees as the cost-sharing structures in effect from time to time under the Benefit Plans of Seller from which the benefit obligations were assumed by the Successor Retiree Welfare Plan.

(ii)  Effective as of the Closing Date and for a period continuing for at least five years thereafter (the “Benefit Continuation Period”), Buyer will continue the Successor Retiree Welfare Plan in compliance with the provisions of Section 7.9(f)(i).

(iii) Following the Benefit Continuation Period, Buyer may amend or terminate the Successor Retiree Welfare Plan and the Post-Retirement Welfare Benefits for the Grandfathered Active Employees and their spouses and eligible dependents; provided, however, that Seller must continue to provide Post-Retirement Welfare Benefits to the Grandfathered Active Employees until the Allocated Retiree Medical Assets transferred to Buyer’s VEBA have been exhausted.

(iv)  On or prior to the Closing Date, Buyer will provide evidence reasonably satisfactory to Seller that Buyer has established the Successor Retiree Welfare Plan and is maintaining one or more trusts meeting the requirements of Section 501(c)(9) of the Code (the “Buyer’s VEBA”).

(v)  In accordance with the provisions of this Section 7.9(f)(v), Seller will cause one or more of the trusts listed on Schedule 7.9(f) (collectively, “Seller’s VEBA”) to transfer cash (or other assets as the Parties mutually agree) to the Buyer’s VEBA.  The transfers will occur on the two dates specified in Section 7.9(f)(vii).  Each transfer will be equal to the Allocated Retiree Medical Assets determined as of the last Business Day of the month prior to the date of the transfer.  The “Allocated Retiree Medical Assets” as of either date shall equal the product of (a) the total value of the retiree medical assets then held in trusts established by Seller to fund its retiree medical liability for Post-Retirement Welfare Benefits less assets set aside or otherwise allocated to fund the retiree medical liability for Post-Retirement Welfare Benefits for current retirees, times (b) a fraction, the numerator of which is Seller’s retiree medical liability for Post-Retirement Welfare Benefits for the Grandfathered Active Employees and their spouses and eligible dependents and the denominator of which is Seller’s retiree medical liability for Post-Retirement Welfare Benefits for all active participant’s (including the Grandfathered Active Employees) and their spouses and eligible dependents (determined prior to the transfer).  The liabilities will be determined as of the last Business Day of the month prior to the transfer by an actuary selected by Seller and reasonably acceptable to Buyer and in a manner, and on the basis of actuarial and other assumptions, consistent with those used in the most recent actuarial report for Seller’s retiree medical liability for Post-Retirement Welfare Benefits that is provided to Buyer.  Buyer and Seller agree that Watson Wyatt or any of its Affiliates shall perform the actuarial services contemplated by this Section 7.9(f)(v).  In calculating the Allocated Retiree Medical Assets for the initial transfer, the only Transferred Employees who will be considered to be Grandfathered Active Employees are those with Transfer Dates occurring on or before the later of the date on which the calculation is being made or the Effective Time.  In calculating the Allocated Retiree Medical Assets for the second transfer, the only Transferred Employees who will be considered to be Grandfathered Active Employees are those with Transfer Dates occurring after the date as of which the initial transfer is calculated and on or before the date as of which the second transfer is calculated.  For purposes of calculating the Allocated Retiree Medical Assets for the second transfer, the liabilities included in the numerator of the fraction used in calculating the amount of the initial transfer will be disregarded both in the numerator and the denominator of the fraction.  If Seller concludes, in the exercise of its discretion, that it may not or should not transfer all or any portion of the Allocated Retiree Medical Assets from Seller’s VEBA to Buyer’s VEBA, Seller may elect to make a cash payment to Buyer equal to the difference between the Allocated Retiree Medical Assets and the amount transferred Buyer’s VEBA.

(vi)  On or prior to the Closing Date, Seller will provide Buyer with a copy of the Internal Revenue Service letter for each of the trusts listed Schedule 7.9(f) indicating that such trust is exempt from tax pursuant to the requirements of Section 501(c)(9) of the Code.

(vii)  The initial transfer to Buyer’s VEBA will occur as soon as administratively practicable after both:  (a) Seller either (i) receives a ruling from the Internal Revenue Service that the transfer of the Allocated Retiree Medical Assets to Buyer’s VEBA will not cause Seller’s VEBA to fail to qualify under Section 501(c)(9) of the Code and will not result in taxable income or an excise Tax to Seller or (ii) notifies Buyer in writing that Seller has determined not to apply for such a ruling (and Buyer agrees that no ruling should be required), and (b) Buyer provides evidence reasonably satisfactory to Seller that Buyer’s VEBA satisfies the requirements of Section 501(c)(9) of the Code.  The second transfer will occur on the first anniversary of the first transfer or on such other date as may be mutually agreed upon by Seller and Buyer.

(viii) The amounts transferred to Buyer’s VEBA will be dedicated by Buyer exclusively for the funding of Post-Retirement Welfare Benefits for the Grandfathered Active Employees and their spouses and eligible dependents.

(ix) Prior to the Closing, Seller will make contributions to and distributions from Seller’s VEBA and Seller’s other retiree medical funding arrangements from time to time in accordance with Seller’s normal policies and past practice determined by Seller in the exercise of its reasonable discretion.

(g) With respect to any group health plan or program of Buyer or Buyer’s Affiliates in which a Transferred Employee becomes eligible to participate as of the Transfer Date or thereafter, Buyer shall take all commercially reasonable steps to ensure that such Transferred Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of Seller or Seller’s Affiliates, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Transferred Employee under the corresponding group health plan or program of Seller or Seller’s Affiliates.

(h)  Buyer and Buyer’s Affiliates shall credit each Transferred Employee with the same number of years of service, including partial years of service, as the Transferred Employee is credited with by Seller or Seller’s Affiliates (or any other employer service with which was previously recognized by Seller), under the applicable benefit plan sponsored by Buyer or Buyer’s Affiliate.  The service credit required by this Section 7.9(h) shall apply for all purposes under any health, retiree medical, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of Buyer or Buyer’s Affiliates and for purposes of eligibility to participate, vesting, eligibility for a particular form or type of benefit, and benefit accrual (except for benefit accrual under a defined benefit pension plan) under any pension, retirement, savings, or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of Buyer or Buyer’s Affiliates.

(i)  Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (except workers’ compensation or long-term disability benefits) that are incurred before the Transfer Date shall be the responsibility of Seller and Seller’s Affiliates.  Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (except workers’ compensation or long-term disability benefits) that are incurred on or after the Transfer Date shall be the responsibility of Buyer and Buyer’s Affiliates.  For purposes of the preceding provisions of this Section 7.9(i), a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.

(j) Claims of Transferred Employees and their eligible dependents for health care and dependent care flexible spending account benefits submitted after the Transfer Date for expenses incurred by Transferred Employees prior to the Transfer Date shall be reimbursed by Seller’s or Seller’s Affiliates health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.  Claims of Transferred Employees and their eligible dependents for health care and dependent care flexible spending account benefits submitted after the Transfer Date for expenses incurred by Transferred Employees subsequent to the Transfer Date shall be reimbursed by Buyer or Buyer’s Affiliates health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.

(k) Claims for workers’ compensation or long-term disability benefits arising out of occurrences prior to the Transfer Date shall be the responsibility of Seller and Seller’s Affiliates.  Claims for workers’ compensation or long-term disability benefits for Transferred Employees arising out of occurrences on or subsequent to the Transfer Date shall be the responsibility of Buyer and Buyer’s Affiliates.

(l) Transferred Employees shall be permitted to rollover any account balances and associated loans and promissory notes they may have under the PNM Resources, Inc. Retirement Savings Plan to a Section 401(k) Plan sponsored by Buyer or Buyer’s Affiliates.

(m) If within the one year period following the Transfer Date, (i) a Transferred Employee voluntarily terminates his or her employment with Buyer or Buyer’s Affiliates within 30 days after the date upon which the Transferred Employee is notified that the principal place of the Transferred Employee’s employment will be 50 miles or more from the location of such Transferred Employee’s principal place of employment immediately prior to the Transfer Date such that the commute of such Transferred Employee is materially increased, or (ii) the employment of a Transferred Employee is terminated for a reason other than “Cause” (as that term is defined in the PNM Resources, Inc. Non-Union Severance Pay Plan as of the Transfer Date), then Buyer shall provide such terminated Transferred Employee with severance payments and benefits at least equal to the severance payments and benefits that the Transferred Employee would have been entitled to receive as of the Transfer Date if the terminated Transferred Employee had satisfied all of the requirements to receive severance benefits under the PNM Resources, Inc. Non-Union Severance Pay Plan.  Whether the terminated Transferred Employee’s severance payments and benefits would have been equal to the “Regular Severance Benefits” or the “Enhanced Severance Benefits” (as those terms are defined in the PNM Resources, Inc. Non-Union Severance Pay Plan) provided by the PNM Resources, Inc. Non-Union Severance Pay Plan will depend on whether the terminated Transferred Employee signs a release that is reasonably acceptable to Buyer.

(n) Buyer expressly agrees that it assumes all obligations to provide any required notice under the WARN Act, or other applicable Laws, and to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any Transferred Employee employed by Buyer or Buyer’s Affiliates that occurs on or after the Closing Date.

(o)  Seller and Seller’s Affiliates shall be responsible for compliance with and liability under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) with respect to any COBRA-qualifying events that occur on or prior to the Closing Date to the extent mandated by COBRA with respect to the Business Employees, Designated Employees, Seller’s former employees and the dependents of both of the foregoing.  Buyer shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur after the Transfer Date with respect to the Transferred Employees, and with respect to the dependents of such Transferred Employees.

(p)  Nothing in this Agreement shall preclude Seller or Seller’s Affiliates, in its sole discretion, from implementing any retention or other benefit programs, at Seller’s cost, for the benefit of any group of Business Employees or any individuals that it deems appropriate.

(q)  During the period from the date of this Agreement until the Closing Date, Seller will work in good faith with Buyer, at Buyer’s cost, to develop retention or other benefit programs that are reasonably requested by Buyer.  Any such retention and other benefit programs implemented shall not be considered to be in effect for any purpose under any other provision of this Agreement, including but not limited to, the representations in Article V.

(r) Nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits or causes of action to any Business Employee or Designated Employee or (ii) prevent, restrict or limit Buyer or Seller or their Affiliates from terminating the employment of any Business Employee or Designated Employee or modifying or terminating its pension or other benefit plans, programs or policies from time to time as they may deem appropriate.

7.10 Eminent Domain; Casualty Loss.

(a) If, before the Closing Date, any of the Purchased Assets are taken by eminent domain or condemnation, or are the subject of a pending or, to Seller’s Knowledge, contemplated taking which has not been consummated, Seller will (i) notify Buyer in writing of such fact and (ii) at the Closing assign to Buyer all of Seller’s right, title, and interest in and to any proceeds or payments received, or to be received, in compensation for such taking.

(b)  If, before the Closing Date, all or any portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Seller will notify Buyer in writing of such fact and, at the Closing (i) pay to Buyer all proceeds from third-party insurers received by, and assign all of Seller’s right, title, and interest in and to any such insurance proceeds received, or to be received, in compensation for such damage or destruction and (ii) reimburse Buyer for any deductible or self-insured retention amount in connection with such damage or destruction under any such insurance policy; provided, however, that the amounts to be paid by Seller to Buyer under clause (i) above shall be reduced by the amount of proceeds received by Seller and applied with the consent of Buyer to the repair or restoration of the applicable Purchased Asset and the amounts to be reimbursed by Seller under clause (ii) above shall be reduced by the amounts incurred by Seller in connection any such repair or restoration and not paid or reimbursed by such insurance.

7.11 Transitional Use of Signage and Other Materials Incorporating Seller’s Name or other Logos.  Buyer acknowledges that Seller has the absolute and exclusive proprietary right to the Seller Marks, all rights to which and the goodwill represented thereby and pertaining thereto are being retained by Seller, and that it will have no ongoing claim or rights in or to the Seller Marks, other than the right to use the Seller Marks for 180 days following the date hereof.  Except as set forth in the immediately preceding sentence, Buyer will not use or permit the use of any Seller Marks, and within 180 days following the Closing Date, Buyer will remove or cause the removal the Seller Marks from all signage or other items relating to or used in the Business or the Purchased Assets; provided, however, that, Buyer will not be required to complete the removal of Seller Marks from gas line markers until the one (1) year anniversary of the Closing Date.  Except as set forth in this Section 7.11, from and after the Closing Date neither Buyer nor any of its Affiliates will utilize the name “Public Service Company of New Mexico” or any Seller Marks in the conduct of the Business.

7.12 Litigation and Regulatory Support.  In the event and for so long as either Party is actively contesting or defending against any third-party Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller (or Buyer, as successor in interest to the Business and the Purchased Assets), the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX).  In addition, in the event that Buyer is involved in any proceeding before the NMPRC or the FERC (or any appeal or other judicial proceeding relating thereto) relating to any obligations (including payment obligations) for which Seller could be liable or responsible under this Agreement, Buyer agrees to consult with Seller concerning such obligations (including the positions taken with respect thereto), to allow Seller to participate in the proceeding to the extent necessary to protect or defend Seller’s interests, and to allow Seller, at Seller’s cost but if necessary in Buyer’s name, to exhaust any appeals available to challenge any appealable decision that is adverse to Seller’s interests in respect of such obligation.  The Parties expressly agree that the types of proceedings to which the obligations in the foregoing sentence relate include purchased gas adjustment or gas cost recovery proceedings as well as any other proceedings involving rates charged to customers of the Business.  The obligations under this Section 7.12 shall survive the Closing.

7.13 Notification of Customers.  As soon as practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business a notice of the transfer of the customers from Seller to Buyer (the “Customer Notification”).  The Customer Notification will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

7.14 Title Insurance, Surveys, Estoppel Certificates, and Non-Disturbance Agreements.  At Buyer’s option and at Buyer’s sole cost and expense, Buyer may obtain (i) title insurance policies in respect of the Owned Real Property, insuring title to the applicable Owned Real Property as vested in Buyer (free and clear of all Encumbrances other than Permitted Encumbrances), and in form, substance, and amount reasonably satisfactory to Buyer (and without limiting the generality of the foregoing, with all requirements satisfied or waived, with all exceptions deleted, and with all endorsements thereto, to the extent reasonably desired by Buyer); (ii) all surveys desired by Buyer in respect of the Owned Real Property, in form and substance reasonably satisfactory to Buyer; and (iii) all estoppel certificates and non-disturbance agreements desired by Buyer in respect of any Real Property Leases, in form and substance reasonably satisfactory to Buyer and to the parties providing such certificates and agreements.  Seller agrees to cooperate as reasonably requested by Buyer (and at Buyer’s expense) in its efforts to obtain any such items; provided, that Seller shall not be required to make any payment to any third party or incur any economic burden in connection therewith, and provided, further, that Buyer’s obtaining any such item shall not be a requirement of or a condition to the Closing.  In addition, with respect to Seller’s cooperation with Buyer’s reasonable requests to obtain title insurance under subsection (i) above, Seller, except to the extent required to satisfy the Closing condition set forth in Section 8.2(f) and as provided by Section 4.3(p), shall not be required to cure any purported defects, cause any exceptions to be deleted, or provide any indemnities, or representations to any title company issuing such title insurance.

7.15 Central or Shared Functions for Transition Period.  Seller and Buyer acknowledge that the Business is currently dependent upon the Central or Shared Functions.  Seller and Buyer also acknowledge that the Purchased Assets will not include the assets necessary for Buyer to perform such functions and that the Designated Employees are not included in the group identified as the “Business Employees.”

7.16 Post-Closing Insurance.  If Seller has any policies of general, excess, umbrella, environmental impairment or pollution insurance with third-party insurance providers (the “Seller Insurance Policies”) that provide coverage in respect of the Assumed Environmental Liabilities, Seller will indemnify Buyer for any Losses incurred by Buyer in respect of the Assumed Environmental Liabilities; provided, however, that such indemnification obligation will be limited to (i) the amount of proceeds actually received by Seller after the Effective Time under the Seller Insurance Policies in respect of the Assumed Environmental Liabilities, less (ii) Seller’s reasonable costs incurred in recovering such proceeds, to the extent allocated by Seller in a fair and equitable manner and otherwise in accordance with Seller’s historical practices to the receipt of the proceeds described in clause (i) of this Section.  Seller will use commercially reasonable efforts to maximize the recovery of proceeds after the Effective Time in respect of the Assumed Environmental Liabilities under the Seller Insurance Policies; provided, however, that Seller will not be liable for the failure to recover any specific amount of proceeds, and Seller will be under no obligation to keep any of the Seller Insurance Policies in effect following Closing.

7.17 Financing.

(a) Seller shall, and shall cause its Representatives to, cooperate as reasonably requested by Buyer and take such actions as Buyer may reasonably request in connection with the procurement and consummation of the financing by Buyer or its Affiliates of the transaction contemplated by this Agreement (the “Financing”), which cooperation shall include provision of such information regarding the Business as is reasonably requested by the financial institutions providing the Financing, review and consultation with respect to the preparation of all agreements, offering memoranda and other documentation (including review of schedules for completeness) required in connection with the Financing and attendance and participation at meetings by telephone and in person with respect to syndication and marketing as is reasonably requested by Buyer; provided, however, that Seller will not be required to pay any commitment or other similar fee or incur any other liability, other than out-of-pocket expenses incidental to such cooperation, in connection with the Financing.  To the extent not provided prior to the date of this Agreement, Seller shall deliver to Buyer, within five Business Days of such data being available to Seller’s management, monthly financial data generated by in respect of the operation of the Business by Seller’s internal accounting systems in respect of the Business for use by senior and financial management for any fiscal month ending after the date of the most recently ended fiscal quarter of Seller for which financial statements are available and on or prior to 30 days prior to the Closing Date.  The closing of the Financing shall not be a condition to the Closing.

(b) In the event the Equity Commitment Letter is terminated prior to the Closing, Buyer shall promptly obtain a renewal of, or a substitute for, the Equity Commitment Letter on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Equity Commitment Letter or on more favorable terms to Buyer.  In the event any portion of the funds to be provided under the Equity Commitment Letter becomes unavailable on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Equity Commitment Letter, Buyer shall arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Buyer.  Buyer shall give Seller prompt notice upon becoming aware of any breach by any party of the Equity Commitment Letter or Debt Commitment Letter or any purported termination of the Equity Commitment Letter or Debt Commitment Letter.  Buyer shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the funds to be provided under the Equity Commitment Letter or is adverse to the interests of Seller in any other respect.

7.18 Cooperation Regarding Tax Matters.  (a)  Seller and Buyer agree to cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, and to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business, Purchased Assets and Assumed Obligations as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment involving the Business.  Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

(b) Buyer and Seller will retain or cause to be retained all books and records related to the Purchased Assets (including the Documents) until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any Taxing authority.  Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters.

(c) Buyer and Seller will cooperate with each other in the conduct of any audit or other proceedings relating to Taxes related to the Purchased Assets or the Business and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

(d) In the event that Seller shall on or after the Closing Date take any position in any Tax Return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by Seller in any filing, settlement or agreement made by Seller on or prior to the Closing Date and such inconsistent position (i) requires the payment by Buyer of, more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Purchased Assets, Assumed Obligations or any of the properties, assets or rights of Buyer or (iii) accelerates the time at which any Tax must be paid by Buyer, Seller shall provide timely and reasonable notice to Buyer of such position.

7.19 Master Lease Agreement.  At the Closing, Buyer and Seller shall enter into, execute and deliver the Master Lease Agreement pursuant to Sections 4.4(g) and 4.3(m) and in form reasonably acceptable to each of the Parties, providing for sharing of certain facilities for each of the sites listed on Schedule 7.19 and reflecting the terms set forth on Schedule 7.19.

7.20 Annual Hedge Strategy.  Seller agrees to deliver to Buyer copies of any Annual Hedge Strategy presented by Seller to the NMPRC no later than five (5) Business Days following such presentation.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligations to Effect the Closing.  The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) The waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No Order which prevents the consummation of any material aspect of the transactions contemplated hereby shall have been issued and remains in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the transactions contemplated hereby; and

(c) All consents and approvals for the consummation of the transactions contemplated hereby required from third parties shall have been obtained (including the consents and approvals set forth in Schedule 5.3 and Schedule 6.3), other than (i) any of such consents or approvals the failure of which to obtain, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect and (ii) any Required Regulatory Approval (which is governed by Sections 8.2(e) and 8.3(d)).

8.2 Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)  Since the date of this Agreement and through the period ending immediately prior to the Effective Time, no Material Adverse Effect shall have occurred and be continuing;

(b)  Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c)  The representations and warranties of Seller which are set forth in Article V shall be true and correct as of the Effective Time as though made at and as of the Effective Time (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), except where the failure of such representations to be true and correct, individually or in the aggregate, does not have and is not reasonably expected to have a Material Adverse Effect (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty need only be true and correct as of such date);

(d)  Buyer shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied;

(e)  (i) The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders and (ii) no terms shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms would reasonably be expected to have a Material Adverse Effect or impose any material adverse requirements on Buyer or any of its Affiliates or any operations or assets of Buyer or any of its Affiliates (other than the Business);

(f)  Any Encumbrances on the Purchased Assets that are not Permitted Encumbrances shall have been released;

(g)  Buyer shall have received (i) (A) consents and approvals from third parties for the assignment to Buyer of Consent Assets (other than Required Regulatory Approvals and consents for the assignment of Gas Supply Contracts), or Alternate Arrangements in lieu thereof, and (B) consents or approvals from Governmental Entities for the assignment or transfer to Buyer of, or the issuance by Governmental Entities to Buyer of replacement, Permits in the nature of rights to place fixed assets of the Business on government land, in the case of the preceding clauses (A) and (B), sufficient for the conduct and operation of the Business following Closing in all material respects in the same manner as conducted immediately prior to Closing, without the imposition of material conditions, and (ii) consents to the assignment of sufficient Gas Supply Contracts such that, after taking into account the availability of natural gas from other sources and the then current Gas Supply Plan and any requirements imposed by the NMPRC, Buyer will not be subject to any meaningful incremental risk of significant disallowance of its pass-through of gas costs to ratepayers pursuant to the PGAC; and

(h) Buyer shall have received the other items to be delivered pursuant to Section 4.3.

8.3 Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)  Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(b)  The representations and warranties of Buyer which are set forth in Article VI shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty need only be true and correct as of such date);

(c)  Seller shall have received a certificate from the Chief Executive Officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d)  (i) The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders and (ii) no terms shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms would reasonably be expected to have a material adverse effect or impose any material adverse requirements, on Seller or any operations or assets of Seller including any restrictions on Seller’s ability to dividend any portion of the Purchase Price to any of its Affiliates; and

(e) Seller shall have received the other items to be delivered pursuant to Section 4.4.

ARTICLE IX
INDEMNIFICATION

9.1 Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire April 15, 2010, except that the representations and warranties in Section 5.14 will survive the Closing and will expire upon the expiration of the applicable statute of limitations.

9.2 Indemnification.

(a)  Subject to Section 9.1 and Section 9.4, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (and the officers, directors, employees and agents of such Affiliates (each, a “Buyer Indemnitee”) from and against any and all Claims and Losses (each, an “Indemnifiable Loss”), asserted against or suffered by any Buyer Indemnitee relating to, resulting from, or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) any breach by Seller of the representations and warranties of Seller contained in this Agreement, or (iii) the Excluded Liabilities.

(b)  Subject to Section 9.1 and Section 9.4, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents and Affiliates (and the officers, directors, employees and agents of such Affiliates, (each, a “Seller Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnitee relating to, resulting from, or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach by Buyer of the representations and warranties of Buyer contained in this Agreement, (iii) the Assumed Obligations, or (iv) any and all liabilities and obligations (other than the Excluded Liabilities) to the extent related to the ownership and operation of the Purchased Assets and the Business from and after the Effective Time.

(c)  Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will use commercially reasonable efforts to mitigate any Losses, including commercially reasonable efforts to recover all Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any Indemnifiable Losses if Losses of such type are otherwise covered by such policies.  The amount of any Indemnifiable Loss will be reduced to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss.

9.3 Indemnification Procedures.

(a) Third Party Claims.  If an Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which the Indemnitee claims a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party.  Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, to the extent practicable, of the Indemnifiable Loss that the Indemnitee claims it has sustained or may sustain as a result of such Third Party Claim.  The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder with respect to such Third Party Claim.

(b) Defense of Third Party Claims.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense.  The Indemnitee shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation shall be paid by the Indemnifying Party).  The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the Indemnitee.  The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which shall not be unreasonably withheld or delayed.  If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable.  In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee, which agreement will not be unreasonably withheld or delayed.

(c) Failure of Indemnifying Party to Assume Defense.  If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the terms hereof within 20 Business Days after the receipt of notice thereof, the Indemnitee may elect to defend against the Third Party Claim, and the Indemnifying Party will be liable for all reasonable expenses of such defense to the extent the Indemnifying Party is otherwise obligated hereunder to indemnify Indemnitee with respect to such Third Party Claim.

(d) Direct Losses.  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Loss in reasonable detail and indicating the estimated amount, if practicable.  The Indemnifying Party will have a period of 20 Business Days within which to respond to such claim of a Direct Loss.  If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement.  Any failure by the Indemnifying Party to respond under this Section 9.3(d) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(e)  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, the Indemnitee and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.

(f) A failure to give timely notice as provided in this Section 9.3 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure.  Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable time periods set forth in this Article IX will be valid.

9.4 Limitations on Indemnification.

(a)  A Party may assert a claim for indemnification under Section 9.2(a)(ii) or Section 9.2(b)(ii), as the case may be, only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 9.1.  Any claim pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) in respect of a covenant or agreement which by its terms is to be performed prior to or at the Closing must be asserted within one year following the Closing Date.  Any claim for indemnification not made in accordance with Section 9.3 by a Party on or prior to the applicable date set forth in Section 9.1 or this Section 9.4(a), and the other Party’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived.

(b)  Notwithstanding any other provision of this Article IX, except as provided in the second sentence of this Section 9.4(b): (i) Seller will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(a)(i) and 9.2(a)(ii) (A) for any individual item where the Loss relating thereto is less than $50,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $50,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Seller under Sections 9.2(a)(i) and 9.2(a)(ii) exceed 10% of the Purchase Price.  Notwithstanding the foregoing, the limitations set forth in Section 9.4(b)(i) and 9.4(b)(ii) will not apply to claims asserted by Buyer arising from the intentional fraud of Seller.

(c)  Notwithstanding any other provision of this Article IX, except as provided in the second sentence of this Section 9.4(c): (i) Buyer will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(b)(i) and 9.2(b)(ii) (A) for any individual item where the Loss relating thereto is less than $50,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $50,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Buyer under Sections 9.2(b)(i) and 9.2(b)(ii) exceed 10% of the Purchase Price.  Notwithstanding the foregoing, the limitations set forth in Sections 9.4(c)(i) and 9.4(c)(ii) will not apply to claims asserted by Seller arising from the intentional fraud of Buyer.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to indemnification under this Article IX with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller if (i) Seller provides written notice to Buyer at least five Business Days prior to Closing describing in detail such breach or inaccuracy, (ii) Seller simultaneously and irrevocably informs Buyer that, because of such breach or inaccuracy Buyer is not required to consummate the transactions contemplated by this Agreement by reason of Section 8.2(b) or 8.2(c), as the case may be, and (iii) the Closing occurs.

(e)  Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article V, neither Seller nor any other Person is making any other express or implied representation or warranty, whether arising by operation of law or otherwise, with respect to Seller, the Business, the Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement, including, but in no way limited to, any representation or warranty, as to liabilities, operations of the Purchased Assets, condition, merchantability, habitability or fitness for a particular use, marketability, value or quality of the Purchased Assets or the prospects (financial and otherwise), risks and other incidents of the Purchased Assets.  Except for the representations and warranties contained in Article V, Seller expressly disclaims, whether made by Seller or its Affiliates, officers, directors, employees, agents, or representatives, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with pipeline safety or environmental requirements, or the applicability of any governmental requirements, including but not limited to any environmental protection, pollution control and land use laws, rules, regulations, orders and requirements, including but not limited to those pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance, or whether Seller possesses sufficient owned real property or personal property to operate the Purchased Assets. Except as otherwise expressly provided in Article V, Seller further specifically disclaims any representation or warranty regarding the absence of hazardous substances or liability or potential liability arising under Environmental Laws with respect to the Purchased Assets.

(f)  Any claims Buyer may have for breach of any representation or warranty in this Agreement or any Ancillary Agreement must be based solely on the representations and warranties of Seller set forth in Article V.  In furtherance of the foregoing, except for the representations and warranties contained in Article V, Buyer acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person for, and Seller hereby expressly disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of Buyer’s Representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business, the Purchased Assets, or the Assumed Obligations or other publications or data room information provided to Buyer or Buyer’s Representatives, or any other document or information in any form provided to Buyer or Buyer’s Representatives in connection with the sale of the Purchased Assets, the assumption of the Assumed Obligations, and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or Buyer’s Representatives by any of Seller’s Representatives).  BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THE BUSINESS AND THE PURCHASED ASSETS ARE BEING PURCHASED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND WITH ALL KNOWN AND UNKNOWN ENVIRONMENTAL CONDITIONS AND LIABILITIES (INCLUDING WITHOUT LIMITATION STRICT LIABILITY).

9.5 Applicability of Article IX.  For the avoidance of doubt, Seller and Buyer agree that the remedies and obligations under this Article IX apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated the Parties’ remedies will be determined by applicable Law and the provisions of Article X.

9.6 Tax Treatment of Indemnity Payments.  Seller and Buyer agree to treat any payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, and local income Tax purposes.

9.7 No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, except as specifically provided in Sections 10.3(b), 10.3(c) and the proviso to this Section 9.7, none of either Party or Parent will, in any event, be liable to the other Party and Parent, or to the Parties, as the case may be, either in contract or in tort, for any consequential, indirect, special, lost profits or punitive damages, including loss of future revenue, income, or profits, or loss of business reputation or opportunity of the other Party and Parent, or of the other Parties, as the case may be, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party and Parent, or any one of them, or to the Parties, or any one of them, as the case may be, in advance or could have been reasonably foreseen by such other Party and Parent, or any one of them, or such Parties, or any one of them, as the case may be; provided, that the limitations contained in this Section 9.7 shall not apply to any Claim for diminution in value.

9.8 Exclusive Remedy.  Seller and Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive monetary remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or the Ancillary Agreements (other than the Transition Services Agreement) or any covenant or agreement to be performed hereunder or thereunder will be indemnification in accordance with this Article IX.  In furtherance of the foregoing, Seller and Buyer hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement or the Ancillary Agreements (other than the Transition Services Agreement), or the negotiation, execution, or performance of this Agreement or the Ancillary Agreements (other than the Transition Services Agreement) (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or the Ancillary Agreement (other than the Transition Services Agreement) or as an inducement to enter into this Agreement or the Ancillary Agreements (other than the Transition Services Agreement)), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE X
TERMINATION AND OTHER REMEDIES

10.1 Termination.

(a)  This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)  This Agreement will terminate if the Closing has not occurred on or before the date which is 12 months following the date of this Agreement (the “Termination Date”); provided, that if on the Termination Date, either (i) one of the Parties has failed to fulfill any obligation under this Agreement which has been the cause of, or resulted in, the failure of the Closing to occur, or (ii) the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled but all other conditions to the Closing have been fulfilled or are capable of being fulfilled, then the Termination Date will be the day which is 18 months following the date of this Agreement.

(c)  This Agreement may be terminated by Buyer if (i) any Required Regulatory Approval (A) has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (B) has become a Final Regulatory Order and such Final Regulatory Order imposes conditions or requirements that would result in the failure of the condition in Section 8.2(e), or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)  This Agreement may be terminated by Buyer if there has been a breach by Seller as of the date of this Agreement of any representation or warranty or any breach by Seller of any covenant, in each case made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

(e)  This Agreement may be terminated by Seller if there has been a breach by Buyer as of the date of this Agreement of any representation or warranty or any breach by Buyer of any covenant, in each case made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

(f)  This Agreement may be terminated by Seller if (i) any Required Regulatory Approval (A) has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (B) has become a Final Regulatory Order and such Final Regulatory Order imposes conditions or requirements that would result in the failure of the condition in Section 8.3(d) or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(g)  This Agreement will terminate if (i) (A) the lenders under the Debt Commitment Letter assert the failure of a condition precedent to the funding of their commitments thereunder, assert that they would not be required to or would not, fund their commitments thereunder were the Closing to occur at that time, purport to terminate their commitments thereunder or assert that their commitments have been terminated or (B) the Debt Commitment Letter is otherwise terminated (collectively, a “Potential Financing Failure”) and (ii) Buyer fails to obtain a renewal of, or comparable substitute for, the Debt Commitment Letter or otherwise resolve such Potential Funding Failure within 30 days following such assertion, purported termination or termination.

(h)  This Agreement may be terminated by Seller if any Required Regulatory Approval has become an Order and Buyer asserts that the Order, if it becomes a Final Regulatory Order, will not meet the closing condition in Section 8.2(e)(ii) and Buyer does not agree to waive such closing condition within 30 days of receipt of such Order.

(i)  This Agreement may be terminated by Buyer if any Required Regulatory Approval has become an Order and Seller asserts that the Order, if it becomes a Final Regulatory Order, will not meet the closing condition in Section 8.3(d)(ii) and Seller does not agree to waive such closing condition within 30 days of receipt of such Order.

10.2 Procedure and Effect of Termination.  In the event of termination of this Agreement by either or both of the Parties pursuant to Section 10.1, subject to any cure periods contemplated therein, written notice thereof will forthwith be given by the terminating Party to the other Party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties and Parent hereunder will terminate, except as provided in Section 10.3.  If prior to Closing either Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled under this Section 10.2 to receive any punitive, indirect or consequential damages.

10.3 Remedies upon Termination.  If this Agreement is terminated as provided herein:

(a) The obligations of the Parties under Article I, Article X and Article XII, and Sections 7.2(b), 7.2(c), 7.2(d), 7.3, 7.5 and 11.1 will survive the termination of this Agreement pursuant to Section 10.1.

(b)  Buyer will pay to Seller a fee equal to $25,000,000 if Seller terminates this Agreement pursuant to Section 10.1(e).

(c)  Seller will pay to Buyer a fee equal to $25,000,000 if Buyer terminates this Agreement pursuant to Section 10.1(d).

(d) In view of the difficulty of determining the amount of damages which may result to the non-terminating Party from a termination pursuant to any of the Sections of this Agreement referenced in Section 10.3(b) or 10.3(c), and the failure of the terminating Party to consummate the transactions contemplated by this Agreement or which may result to Seller from a termination pursuant to Section 10.1(g), Buyer and Seller have mutually agreed that each of the payments set forth in Sections 10.3(b) and 10.3(c) shall be made to the non-terminating Party, or the payment set forth in Section 10.3(f) shall be made to Seller, as liquidated damages, and not as a penalty, and this Agreement shall thereafter terminate except for those provisions which by their terms survive termination of this Agreement.  In the event of any termination of this Agreement, the Parties have agreed that each of the payments set forth in Sections 10.3(b), 10.3(c), 10.3(e) and 10.3(f) shall be the sole and exclusive remedy of each Party and Parent against the other Party and Parent and their respective

Affiliates.  ACCORDINGLY, THE PARTIES HEREBY ACKNOWLEDGE THAT (1) THE EXTENT OF DAMAGES TO THE NON-TERMINATING PARTY CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN, (2) THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED FOR IN EACH OF SECTIONS 10.3(b), 10.3(c) AND 10.3(f) ARE FAIR AND REASONABLE ESTIMATES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND (3) RECEIPT OF SUCH LIQUIDATED DAMAGES BY THE NON-TERMINATING PARTY DOES NOT CONSTITUTE A PENALTY.  THE PARTIES HEREBY FOREVER WAIVE AND AGREE TO FOREGO TO THE FULLEST EXTENT UNDER APPLICABLE LAW ANY AND ALL RIGHTS THEY HAVE OR IN THE FUTURE MAY HAVE TO BRING ANY ACTION OR PROCEEDING DISPUTING OR OTHERWISE OBJECTING TO ANY OR ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 10.3.

(e)  (i) Buyer will pay to Seller a fee equal to $25,000,000 if (A) this Agreement is terminated pursuant to Section 10.1(b), 10.1(c) or 10.1(h) primarily as a result of the failure to satisfy the condition set forth in Section 8.2(e)(ii) or (B) this Agreement is terminated pursuant to Section 10.1(b), 10.1(c) or 10.1(h), primarily as a result of the failure to satisfy the conditions set forth in Section 8.2(a), 8.2(c) or 8.2(d) arising out of Buyer's assertion that a Material Adverse Effect has occurred as a result of a change in Law issued by, administered by or relating to the authority or responsibilities of the NMPRC and (ii) Seller will pay to Buyer a fee equal to $25,000,000 if this Agreement is terminated pursuant to Section 10.1(b), 10.1(f) or 10.1(i) primarily as a result of the failure to satisfy the condition set forth in Section 8.3(d)(ii).  Neither Buyer nor Seller shall be obligated to pay any fee set forth in this Section 10.3(e) if the failure to satisfy the condition set forth in Section 8.2(e)(ii) or 8.3(d)(ii), as the case may be, primarily results from the failure to obtain, renew or secure any Franchise as may be deemed necessary  by the Parties in connection with the transactions contemplated hereby.  Under no circumstances shall any Party be entitled to receive a payment pursuant to this Section 10.3(e) and a payment pursuant to Section 10.3(b), 10.3(c) or 10.3(f), as the case may be.

(f)  Buyer will pay to Seller a fee equal to $25,000,000 if this Agreement is terminated pursuant to Section 10.1(g) unless, at the time of such termination, the conditions set forth in Sections 8.2(a) and 8.2(c) shall not be satisfied (determined as if the time of termination were the Effective Time).  Under no circumstances shall Seller be entitled to receive a payment pursuant to this Section 10.3(f) and a payment pursuant to Section10.3(b) or 10.3(e).

(g) All payments under this Section 10.3 shall be from payor to payee by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by payee not later than three (3) Business Days following payor’s receipt of such account designation from payee.

(h) No amount shall be due by Buyer or Seller under Section 10.3(b) or 10.3(c) if this Agreement is terminated prior to the Closing and the Closing does not occur primarily because a representation and warranty of a Party or Parent that was true and correct on the date of this Agreement became not true and correct thereafter not as a result of a breach of covenant by such Party or Parent.

ARTICLE XI
PARENT GUARANTEE

11.1 Guarantee.  (a)  Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller, as primary obligor and not merely as a surety, (i) the due and punctual payment of all monetary obligations of Buyer under this Agreement and the Ancillary Agreements and (ii) the full and complete performance of all covenants and agreements of Buyer under this Agreement and the Ancillary Agreements (the obligations of Buyer specified in clauses (i) and (ii) above, collectively, the “Guaranteed Obligations”).

(b) The guarantee contained in this Article XI shall remain in full force and effect until all of the Guaranteed Obligations shall have been satisfied by payment in full.

11.2 Nature of Guarantee.  Parent guarantees that the Guaranteed Obligations will be duly and punctually paid and performed in accordance with the terms of this Article XI.  If for any reason Buyer shall fail or be unable to duly and punctually pay or perform, or cause to be duly and punctually paid or performed, the Guaranteed Obligations as and when the same shall become due and payable, Parent shall, subject to the terms and conditions of this Article XI, forthwith duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such Guaranteed Obligations.  Parent further agrees that the guarantee contained in this Article XI (the “Parent Guarantee”) constitutes a guarantee of payment and performance when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer.

11.3 Representations and Warranties of Parent.  Solely for the purpose of this Article XI, Parent represents and warrants to Seller as follows:

(a) Organization.  Parent is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

(b) Authority Relative to this Agreement and the Parent Guarantee.  Parent has all corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations in connection with the Parent Guarantee.  The execution and delivery of this Agreement and the performance of the obligations under the Parent Guarantee have been duly and validly authorized by the managing members of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement or the performance of Parent’s obligations under the Parent Guarantee.  This Agreement has been duly and validly executed and delivered by Parent, and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

(c) Consents and Approvals; No Violation.  Except as set forth in Schedule 11.3(c), the execution and delivery of this Agreement and the performance by Parent of its obligations under the Parent Guarantee, do not:

(i) conflict with or result in any breach of the Governing Documents of Parent;

(ii) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Parent of its obligations under the Parent Guarantee;

(iii) violate any Law or Order applicable to Parent or any of its assets; or

(iv) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Parent of its obligations under the Parent Guarantee.

11.4 Sole Obligation of Parent.  This Article XI contains the only provisions in this Agreement that are applicable to Parent.  Parent shall not have any obligations under this Agreement other than those expressly set forth in this Article XI.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1 Amendment and Modification.  Except as provided in Section 7.8, this Agreement and any Ancillary Agreement may be amended, modified, or supplemented only by written agreement of Seller, Buyer and Parent.

12.2 Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of either Party or Parent to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party or Parent, as the case may be, entitled to the benefits thereof only by a written instrument signed by the Party or Parent, as the case may be, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.3 Notices.  All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party or Parent, as the case may be, being notified at such Party’s or Parent’s address indicated below (or at such other address for a Party or Parent as is specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof):

(a) If to Seller, to:

Public Service Company of New Mexico
Attn:     General Counsel
414 Silver Street, SW
Albuquerque, New Mexico 87102
Fax: (505) 241-2368

with a copy to:

Troutman Sanders LLP
Attn:      Terry C. Bridges
R. Mason Bayler, Jr.
600 Peachtree Street, NE
Suite 5200
Atlanta, GA 30308-2216
Fax: (404) 885-3900

(b) if to Buyer, to:

New Mexico Gas Company, Inc.
Attn:    J. Russell Triedman
630 Fifth Avenue
30th Floor
New York, NY 10111
Fax: (212) 757-5313

with a copy to:

Cravath, Swaine & Moore LLP
Attn:     Richard Hall, Esq.
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: (212) 474-3700

(c) if to Parent, to:

Continental Energy Systems LLC
Attn:     J. Russell Triedman
630 Fifth Avenue
30th Floor
New York, NY 10111
Fax: (212) 757-5313

with a copy to:

Cravath, Swaine & Moore LLP
Attn:     Richard Hall, Esq.
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: (212) 474-3700

12.4 Assignment.  This Agreement and any Ancillary Agreement and all of the provisions hereof and thereof will be binding upon and inure to the benefit of the Parties and Parent and their respective successors and permitted assigns, but neither this Agreement nor any Ancillary Agreement nor any of the rights, interests, or obligations hereunder or thereunder may be assigned by either Party or Parent, without the prior written consent of the other Party and Parent, or the Parties, as the case may be, nor is this Agreement or any Ancillary Agreement intended to confer upon any other Person except the Parties and Parent any rights or remedies hereunder.  Notwithstanding the foregoing, Buyer may assign any or all of its rights and obligations hereunder to a Buyer Designee, or as security in connection with the Financing or any other financing transaction.  Upon receipt of notice by Seller from Buyer of any such assignment to a Buyer Designee, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, and all references herein to “Buyer” shall thereafter be deemed to be references to such assignee, in each case without the necessity for further act or evidence by the Parties hereto or Parent or such assignee; provided, however, that no such assignment shall relieve or discharge Buyer from any of its obligations hereunder or under any of the Ancillary Agreements.  No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

12.5 Governing Law.  This Agreement and any Ancillary Agreement are  governed by and construed in accordance with the laws of the State of New Mexico (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  EACH OF THE PARTIES AND PARENT AGREES THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT AND ANY ANCILLARY AGREEMENT (OTHER THAN THE TRANSITION SERVICES AGREEMENT) SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR ALBUQUERQUE, NEW MEXICO WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES AND PARENT IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.

12.6 Severability.  Any term or provision of this Agreement or any Ancillary Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.7 Entire Agreement.  This Agreement will be a valid and binding agreement of the Parties and Parent only if and when it is fully executed and delivered by the Parties and Parent, and until such execution and delivery no legal obligation will be created by virtue hereof.  This Agreement and the Ancillary Agreements, together with the Schedules and Exhibits hereto and thereto and the certificates and instruments delivered under or in accordance herewith or therewith, embody the entire agreement and understanding of the Parties and Parent in respect of the transactions contemplated by this Agreement.  This Agreement supersedes all prior agreements and understandings between the Parties and Parent with respect to such transactions.  All conflicts or inconsistencies, if any, between the terms hereof and the terms of any of the Ancillary Agreements shall be resolved in favor of this Agreement (except in the case of any Special Warranty Deed, in which event such Special Warranty Deed shall govern and control with respect to the matters addressed therein).

12.8 Bulk Sales or Transfer Laws.  Buyer acknowledges that Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

12.9 Delivery.  This Agreement, and any certificates and instruments delivered under or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

12.10 Waiver of Jury Trial.  EACH OF THE PARTIES AND PARENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the Parties and Parent have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

PUBLIC SERVICE COMPANY OF NEW MEXICO, as Seller

By:     /s/ Jeffry E. Sterba
Name:      Jeffry E. Sterba
Title:        President & CEO

NEW MEXICO GAS COMPANY, INC., as Buyer

By:
Name:
Title:

CONTINENTAL ENERGY SYSTEMS LLC, as Parent

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]